PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To Prospectus dated November 8, 2012)	Registration Statement No. 333-183704

Cytomedix, Inc.

9,090,910 shares of common stock,

five-year warrants to purchase up to 6,363,637 shares of common stock, and

6,363,637 shares of common stock underlying the warrants

We are offering and selling up to 9,090,910 shares of our common stock and five-year warrants to purchase an additional 6,363,637 shares of common stock in this offering (and up to 6,363,637 additional shares of common stock issuable from time to time upon exercise of these warrants). The common stock and warrants will be sold in units, with each unit consisting of one share of common stock together with a warrant to purchase 0.7 of a share of common stock. The warrants are immediately exercisable and expire on February 21, 2018, at an exercise price of $0.75 per share and are subject to transfer restrictions. The shares of common stock and warrants will be issued separately, but can only be purchased together in this offering. The shares of common stock, warrants and shares of common stock issuable upon exercise of the warrants are sometimes collectively referred to herein as the “securities.” See “Description of Common Stock and Warrants Being Offered” for a more complete description of the shares and warrants, beginning on page S-11.

Our common stock is quoted for trading on the OTC Bulletin Board under the symbol “CMXI”. On February 15, 2013 the closing price of the common stock was $0.70 per share. You are urged to obtain current market quotations of the common stock. There is no established trading market for the warrants, and we do not expect a market to develop in the future.

This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have retained Burrill Securities LLC as our placement agent to use its “best efforts” to solicit offers to purchase our securities in this offering. We have agreed to pay the placement agent the placement agent fees set forth in the table below and and reimburse certain of its expenses. In addition, we agreed to issue to the placement agent warrants to purchase up to 136,364 shares of common stock and 136,364 shares of common stock underlying those warrants, which are being registered in connection with this offering. The placement agent is not purchasing or selling any of the securities we are offering, and it is not required to arrange the purchase or sale of any specific number of units or dollar amount. See “Plan of Distribution” beginning on page S-13 of this prospectus supplement for more information regarding these arrangements.

	Per Unit (1)	Maximum Offering Amount (2)
Offering price	$0.55	$5,000,000
Placement agent fees (3)	$0.0385	$350,000
Proceeds, before expenses, to us	$0.51	$4,650,000

(1)         A unit consists of one share of common stock together with five-year warrants to purchase 0.7 of a share of common stock.

(2)         This table is based on the sale of 9,090,910 shares of our common stock and does not reflect any proceeds from the exercise of warrants for up to 6,363,637 additional shares registered in this offering, which may be exercised on a cashless or “net exercise” basis, in the absence of an effective registration statement, which would result in no additional proceeds to us.

(3)         Does not include placement agent expense reimbursement or warrants issued to the placement agent as compensation which are also being registered in connection with this offering. See “Plan of Distribution.”

We estimate the total expenses of this offering, excluding the placement agent’s fees, will be approximately $125,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, placement agent’s fees and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the total maximum offering amount set forth above.

Delivery of the shares of common stock and the warrants will be made on or before February 22, 2013, against payment in available funds.

Burrill Securities LLC

The date of this prospectus supplement is February 19, 2013.

**************

About This Prospectus Supplement

This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed on August 31, 2012 with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. The shelf registration statement was declared effective by the SEC on November 8, 2012. This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and warrants (and the common stock underlying such warrants) and also adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. The second part is the accompanying prospectus, which gives more general information. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement will control. If any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in the accompanying prospectus - the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy the common stock and warrants (and the common stock underlying such warrants) in any circumstances under which the offer or sale is unlawful. We are offering to sell, and seeking offers to buy, shares of our common stock and warrants (and the common stock underlying such warrants) only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock and warrants (and the common stock underlying such warrants) in certain jurisdictions may be restricted by law. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of any such shares of our common stock or warrants. Our financial condition, results of operations and business prospects may have changed since that date.

Summary

The following is a summary of selected information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before buying our securities. You should read this entire prospectus supplement and the accompanying base prospectus carefully before you make your investment decision, especially the section entitled “Risk Factors” and the financial statements and the notes to the financial statements incorporated by reference. As used in this prospectus supplement, “Cytomedix,” “Company,” “we,” “our,” “ours,” and “us” refer to Cytomedix, Inc., except where the context requires otherwise or as indicated.

The Company

About Cytomedix

Cytomedix, Inc. is a regenerative therapy company developing and commercializing innovative autologous therapies that promote healing by harnessing the innate regenerative capacity of platelets and adult stem cells. We currently have a growing commercial operation, and a clinical pipeline seeking to exploit market opportunities with unmet medical needs.

Our current commercial offerings are centered around our platelet rich plasma (“PRP”) platform technology, and primarily include the Angel® Whole Blood Separation System (“Angel”) and the AutoloGelTM System (“AutoloGel”). These products primarily address the areas of wound care, and support of healing and recovery following orthopedic procedures. Our sales are predominantly in the United States, where we sell our products through a combination of direct sales representatives and independent sales agents. In Europe, the Middle East, Canada, and Australia, we have a network of distributors covering several major markets.Our clinical pipeline primarily involves the ALDH bright cell-based therapies, acquired through the acquisition of Aldagen, Inc., a privately held development stage autologous stem cell company, in February 2012, and the expansion of the Angel System for use in other clinical indications. In April 2010, we acquired the Angel product line from Sorin USA. In 2011, we focused, among other things, on our AutoloGel reimbursement efforts. As mentioned above, in February 2012, we acquired Aldagen. This will further increase our operating expenses for at least the next two years, at which point, upon success with certain clinical efforts, we would expect to be in a position to partner the Aldagen bright cell technology for further development.

Since inception, we have incurred and continue to incur significant losses from operations. In our consolidated financial statements for the year ended December 31, 2010, we disclosed that we had suffered recurring losses from operations and had insufficient liquidity to fund our ongoing operations that raised substantial doubt about our ability to continue as a going concern. Our independent auditors at that time included a going concern explanatory paragraph in their report. This disclosure was removed from our consolidated financial statements at December 31, 2011 primarily as a result of improved cash and working capital balances and the continued progress toward the Company’s key business objectives and the successor auditor did not include a going concern explanatory paragraph in its opinion on the consolidated financial statements of the Company at December 31, 2011. Historically, we have financed our operations through a combination of the sale of debt, equity and equity-linked securities, and licensing, royalty, and product revenues. Our commercial products are currently generating approximately $7 million in revenue per year on a run-rate basis. We need to sustain and grow these sales to meet our business objectives and satisfy our cash requirements.

We are a Delaware corporation. Our principal offices are located at 209 Perry Parkway, Suite 7, Gaithersburg, MD 20877 and our telephone number is (240) 499-2680. Our website address is http://www.cytomedix.com. Information contained on our website is not deemed part of this prospectus.

Recent Developments

Lincoln Park Transaction

On February 18, 2013, we entered into a purchase agreement (the “Purchase Agreement”), together with a registration rights agreement (the “Registration Rights Agreement”), with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which the Company has the right to sell to Lincoln Park up to $15 million in shares of its common stock (“Common Stock”), subject to certain limitations. Under the terms and subject to the conditions of the Purchase Agreement, Lincoln Park is obligated to purchase up to $15 million in shares of Common Stock (subject to certain limitations) from time to time over the 30-month period commencing on the date that a registration statement, which the Company agreed to file with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed. The Company may direct Lincoln Park every other business day, at its sole discretion and subject to certain conditions, to purchase up to 150,000 shares of Common Stock per day in regular purchases, increasing to amounts of up to 200,000 shares depending upon the closing sale price of the Common Stock. In addition, the Company may direct Lincoln Park to purchase additional amounts as accelerated purchases if on the date of a regular purchase the closing sale price of the Common Stock is not below $1.00 per share. The purchase price of shares of Common Stock related to the future funding will be based on the prevailing market prices of such shares at the time of sales (or over a period of up to 12 business days leading up to such time), but in no event will shares be sold to Lincoln Park on a day the Common Stock closing price is less than the floor price of $0.45 per share, subject to adjustment. The Company’s sales of shares of Common Stock to Lincoln Park under the Purchase Agreement are limited to no more than the number of shares that would result in the beneficial ownership by Lincoln Park and its affiliates, at any single point in time, of more than 9.99% of the then outstanding shares of the Common Stock. The Company’s sales of shares of Common Stock to Lincoln Park under the Purchase Agreement, or the expectation that such sales may be made, could have the effect of reducing the market price of our Common Stock.

S-1

In connection with the Purchase Agreement, the Company issued to Lincoln Park 375,000 shares of Common Stock and is required to issue up to 375,000 additional shares of Common Stock on a pro rata basis as the Company requires Lincoln Park to purchase the Company’s shares under the Purchase Agreement over the term of the agreement. The Company did not pay any expense reimbursement in connection with the transaction. There are no limitations on use of proceeds, financial or business covenants, participation rights, penalties or liquidated damages in the Purchase Agreement. Lincoln Park represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)), and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.The net proceeds under the Purchase Agreement to the Company, if any, will depend on the frequency and prices at which the Company sells shares of its stock to Lincoln Park. The Company expects that any proceeds received by the Company from such sales to Lincoln Park under the Purchase Agreement will be used for general corporate purposes and working capital requirements. The foregoing descriptions of the Purchase Agreements and the Registration Rights Agreement are qualified in their entirety by reference to the full texts of such documents.

MidCap Credit and Security Agreement and Related Agreements

On February 19, 2013, the Company (and its wholly-owned subsidiaries, Aldagen, Inc. and Cytomedix Acquisition Company, LLC) entered into a Credit and Security Agreement (the “Credit Agreement”) with Midcap Financial LLC (“Midcap”), that provides for an aggregate term loan commitments of $7.5 million. The Company expects to receive the first tranche of $4.5 million following satisfaction of certain closing conditions, including, among others, the completion of the Lincoln Park purchase agreement and the equity raise transaction, which is expected to occur on or about February 22, 2013. The second tranche of $3.0 million may be advanced to the Company, at the Company’s discretion, upon satisfaction of the following conditions: (i) if the Company achieves certain performance milestones for 2013 and (ii) raises an amount of not less than $5.0 million in the aggregate from (a) equity investors, and/or (b) partnership proceeds on or before July 31, 2013 (the “Capital Raise Event”).

The term loan will mature on August 19, 2016, and will be repaid on a straight-line amortization basis, with the first twelve months being an interest-only period and commencing on the thirteenth month the principal on both the first tranche and, if applicable, on the second tranche, will be amortized in equal monthly amounts through the maturity date.

In connection with the foregoing loan facility, the Company issued MidCap a seven-year warrant to purchase 1,079,137 shares of the Company’s common stock at the warrant exercise price of $0.70 per share. The exercise price and the number of shares issuable upon exercise of the warrant is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting the Company’s common stock, and also upon any distributions of assets, including cash, stock or other property to the Company’s stockholders. The warrant contains a cashless exercise provision. The warrant is not and will not be listed on any securities exchange or automated quotation system. MidCap is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(2) under the Securities Act. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Interest on the outstanding balance of the term loan is payable monthly in arrears at an annual rate of the one-month London Interbank Offered Rate (LIBOR), plus 8.0%, subject to a LIBOR floor of 3%, and is calculated on the basis of the actual number of days elapsed in a 360 day year. In the event the term loan is prepaid by the Company prior to the end of its term, the Company will be required to pay to MidCap a fee equal to an amount determined by multiplying the outstanding loan amount by 5% in the first year, 3% in the second year and 1% after that. Amounts borrowed under the Credit Agreement are secured by a first priority security interest on all existing and after-acquired assets of the Company, including the intellectual property of the Company and its subsidiaries.

S-2

The Credit Agreement contains events of default and remedies customary for loan transactions of this sort including, among others, those related to a default in the payment of principal or interest, a material inaccuracy of a representation or warranty, a default with regard to performance of certain covenants, a material adverse change (as defined in the Credit Agreement) occurs, and certain change of control events. In addition, the failure to consummate the Capital Raise Event constitutes an event of default under the Credit Agreement. The Company would also be in default under the Credit Agreement in the event of certain withdrawals, recalls, adverse test results or enforcement actions with respect to the Company’s products. Upon the occurrence of a default, in some cases following a notice and cure period, MidCap may accelerate the maturity of the loans and require the full and immediate repayment of all borrowings under the Credit Agreement. The Credit Agreement contains customary financial and negative covenants, including with respect to the Company’s ability to sell, lease, transfer, assign, grant a security interest in or otherwise dispose of its assets except in the ordinary course of business, or incur additional indebtedness.

The parties to the Credit Agreement also entered into several side agreements, including, an Intellectual Property Security Agreement, Subordination and Intercreditor Agreement, and Pledge Agreement to facilitate the transactions contemplated under the Credit Agreement. The Company also executed a Secured Promissory Note (the “Note”) in connection with and to evidence the Company’s obligation to repay all sums advanced by MidCap pursuant to the Credit Agreement. The Note contains other terms and provisions that are customary for instruments of this nature. The Company plans to use the funds for general corporate and working capital purposes. The foregoing descriptions of the various agreements are qualified in their entirety by reference to the full texts of such documents.

Amendment to the Exchange and Purchase Agreement

On February 18, 2013, the Company and Aldagen Holdings, LLC, a North Carolina limited liability company (“Aldagen Holdings”), executed an amendment (the “Amendment”) to the February 8, 2012 Exchange and Purchase Agreement (the “Exchange Amendment”). The disinterested members of the Board reviewed and approved the terms and provisions of the Amendment. The purpose of the Amendment was to modify the terms of the post-closing consideration which was originally structured around the achievement of certain milestone events relating to the Company’s current ALD-401 Phase 2 clinical trials. The total number of 20,309,723 shares representing the post-closing consideration which Aldagen Holdings may be entitled receive as contemplated under the terms of the Exchange Agreement (the “Maximum Post-Closing Consideration”) remains unchanged. The terms of the Amendment are as follows:

(i) the second post-closing issuance of the Company’s common stock was reduced from 3,046,458 shares of the Company’s company stock (or 15% of the Maximum Post-Closing Consideration) to 1,523,229 shares of the Company’s common stock (or 7.5% of the Maximum Post-Closing Consideration), which issuance is contingent upon the enrollment requirements as provided in the FDA approved protocol for the ALD 401 Phase 2 trial; and

(ii) the third post-closing issuance of the Company’s common stock was increased from 16,247,779 shares of the Company’s company stock (or 80% of the Maximum Post-Closing Consideration) to 17,771,008 shares of the Company’s common stock (or 87.5% of the Maximum Post-Closing Consideration), which issuance is contingent upon favorable clinical efficacy for the ALD 401 Phase 2 trial as defined in the Exchange Agreement.

Release of the Worden Security Interest in the Licensed Patents

On February 19, 2013, the Company and Charles E. Worden Sr., an individual holder of security interest in patents pursuant to the Substitute Royalty Agreement, dated November 4, 2001 (the “SRA”), executed an Amendment to the SRA (the “SRA Amendment”) for the purposes of terminating and releasing the security interest and the reversionary interest under the terms of the SRA in exchange for the following consideration: (i) a one-time cash payment of $500,000 (to replace all future minimum monthly royalty payments), (ii) issuance of 250,000 shares of the Company’s common stock (the “Worden Shares”), and (iii) grant of the right to acquire up to 250,000 shares of the Company’s common stock pursuant to a seven-year warrant with the exercise price of $0.70 per share (the “Worden Warrant”). In addition, under the terms of the Amendment, Mr. Worden’s future annual royalty stream limitation was increased from $600,000 to $625,000. The Worden Warrants contain provisions that are customary for the instruments of this nature, including, among others, cashless exercise provision. Mr. Worden is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act ), and the Company therefore sold the Worden Shares and the Worden Warrant in reliance upon an exemption from registration contained in Section 4(2) under the Securities Act. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The foregoing descriptions of the various agreements are qualified in their entirety by reference to the full texts of such documents.

S-3

Securtities Repurchase Agreement – Maryland Venture Fund

On February 19, 2013, in connection with this offering the Company and the Maryland Venture Fund (Maryland Department of Business and Economic Development), an investor in the above referenced offering (“MVF”), in compliance with MVF’s investment policies, agreed to execute a certain Stock Repurchase Agreement which requires the Company to repurchase the MVF’s investment, at MVF’s option, in the event the Company relocates its principal place of business outside Maryland or any executive officer of the Company is convicted of a felony; provided, however, that in the event that, at the time of either such event the Company’s securities are listed on a national securities exchange, the foregoing repurchase will not be triggered.

JP Nevada Trust Note Amendment

On February 19, 2013, the Company and its wholly-owned subsidiary, Cytomedix Acquisition Company, LLC, on the one hand, and the holder of the April 28, 2011 $2.1 million secured promissory note (the “JP Trust Note”), JP Nevada Trust (the “Lender”), on the other hand, agreed, in consideration of the subordination of its security interest under the JP Trust Note to that of MidCap pursuant to the terms of the Subordination Agreement, to amend the JP Trust Note to (i) extend the maturity date of such note to November 19, 2016 and (ii) expand the Lender’s second lien security interest under the Note to include the assets of the Company and Aldagen, Inc., the Company’s wholly-owned subsidiary, in addition to the previously secured assets of Cytomedix Acquisition Company, LLC. The parties also agreed to amend the vesting schedule on the Lender’s warrants issued by the Company in April 2011 such that the remaining 250,000 warrant shares are exercisable immediately. Finally, the Company agreed to issue the Lender a new warrant to purchase up to 266,666 shares at an exercise price of $0.70 per share vesting as follows: (i) 133,333 shares may be exercised only if the JP Trust Note has not been paid by the fourth anniversary of its issuance, and (ii) the remaining 133,333 shares may be exercised only if the JP Trust Note has not been paid by the fifth anniversary of its issuance. The warrant was sold in a transaction exempt from registration under the Securities Act, in reliance on Section 4(2) thereof. The Lender and each of the Guarantors are “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(2) under the Securities Act. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

As disclosed in the Company’s Current Report on Form 8-K relating to the original issuance of the JP Trust Note, the Company’s payment obligations with respect to $1.4 million under the JP Trust Note were guaranteed by certain insiders, affiliates, and shareholders of the Company, including David E. Jorden, Chairman of the Board of Directors of the Company (the “Guarantors”). In light of the foregoing changes to the Lender’s warrant vesting schedule and issuance of new warrants the Lender, as described above, the disinterested members of the Board also: (i) reviewed and approved amendments to the warrant vesting schedule on the Guarantors’ warrants (including those held by Mr. Jorden) issued by the Company in April 2011 such that the remaining 500,000 warrant shares are exercisable immediately and (ii) granted the right to the Guarantors acquire up to 533,334 shares of the Company’s common stock pursuant to warrants at the exercise price of $0.70 per share, vesting as follows: (i) 266,667 warrant shares may be exercised only if the JP Trust Note has not been paid by the fourth anniversary of its issuance, and (ii) the remaining 266,667 shares may be exercised only if the JP Trust Note has not been prepaid by the fifth anniversary of its issuance (including 107,143 of the previously issued warrants held by Mr. Jorden, which will now vest immediately, and (i) 57,143 of his warrant shares may be exercised only if the JP Trust Note has not been paid by the fourth anniversary of its issuance, and (ii) the remaining 57,143 shares may be exercised only if the JP Trust Note has not been prepaid by the fifth anniversary of its issuance). The foregoing descriptions of the various agreements are qualified in their entirety by reference to the full texts of such documents.

JMJ Financial Note Amendment and Subordination

On February 19, 2013, the Company and JMJ Financial (“JMJ”), the holder of certain convertible promissory notes issued by the Company (together, the “JMJ Notes”), agreed, in consideration of the subordination of JMJ’s rights and remedies under the JMJ Note to that of MidCap pursuant to the terms of the certain Subordination Agreement (the “JMJ Subordination Agreement”), to amend the JMJ Notes to extend the maturity date of the JMJ Notes to the later of (i) three years from the effective date of such notes or (ii) the date that is one business day following the date the MidCap loan is paid in full. In addition, JMJ converted $100,000 of the outstanding balance on one of the JMJ Notes into shares of the Company’s common stock and the Company remitted a payment in the amount of $370,000 to partially satisfy are of the JMJ Notes, with approximately $750,000 in the JMJ Notes to remain currently outstanding balance on one of JMJ Notes.

S-4

Financial Position

Historically, we have financed our operations through a combination of the sale of debt, equity and equity-linked securities, and licensing, royalty, and product revenues. Our commercial products are currently generating approximately $8 million in revenue per year on a run-rate basis. We need to sustain and grow these sales to meet our business objectives and satisfy our cash requirements. At September 30, 2012, we had approximately $5.8 million cash on hand, including approximately $3.2 million dedicated for use in the ALD-401 clinical trial and related matters. Also for the nine month period ended September 30, 2012, we utilized approximately $7.2 million of cash in operating activities. Our current rate of cash used in operations is approximately $1.4 million per month. Our net loss for the nine months ended September 30, 2012 was $16.0 million, accumulated deficit as of the same date was $67.1 million and total debt as of the same date was $2.6 million. If significant amounts are not available to us from future strategic partnerships or other funding sources, additional funding will be required in order for us to pursue our strategic plan, including later stage trials and commercialization efforts surrounding our ALDH bright cell portfolio. Specific programs that may require additional funding include, without limitation, continued investment in the sales, marketing, distribution, and customer service areas, further expansion into the international markets, completion of the ongoing Phase II RECOVER Stroke trial, significant new product development or modifications, and pursuit of other opportunities. We will seek to raise such additional capital through the issuance of our equity or equity-linked securities, which may result in significant additional dilution to our investors and a decline in the market price of our Common Stock. Our ability to raise additional capital is dependent on, among other things, the state of the financial markets at the time of any proposed offering. To secure funding through strategic partnerships, it may be necessary to license rights to one or more of our technologies at an earlier stage of development than we had intended, which could cause us to share a smaller portion of the potential future economic value of those programs with our licensees. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, the Company’s operations could be materially negatively impacted.

S-5

The Offering

Issuer	Cytomedix, Inc.

Securities offered	9,090,910 units, each consisting of one share of our common stock and one five-year warrant to purchase 0.7 of a share of common stock at an exercise price of $0.75 per share (and up to 6,363,637 shares of common stock issuable upon exercise of such warrants).

Price	$0.55 per unit.

Common stock to be	103,377,373 shares (assuming no exercise of the warrants)
outstanding after this
offering*

Warrants	Warrants to purchase 6,363,637 shares of common stock will be offered in this offering. The warrants will be exercisable at an exercise price of $0.75 per share of common stock and are subject to transfer restrictions, and will remain exercisable for five years from the date of the closing of the sale of securities in this offering. There is no established trading market for the warrants, and we do not expect a market to develop. Also, for a description of certain “piggy-back” registration rights entitling affiliate investors in this offering to include their securities in the Company’s future registration statements, see “Description of Common Stock and Warrants Being Offered” on page S-11 of this prospectus.

Use of proceeds	We currently anticipate using the net proceeds from this offering for general corporate and working capital purposes. See “Use of Proceeds.”

Principal market	OTC Bulletin Board, “CMXI”.

Risk factors	See “Risk Factors” beginning on page S-7 of this prospectus supplement, and those risks described in “Item 1A – Risk Factors” of our Amended Annual Report on Form 10-K/A for the year ended December 31, 2011 filed with the SEC on October 16, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed with the SEC on November 14, 2012, which are incorporated herein by reference in their entirety, for a discussion of factors you should carefully consider before deciding to invest in our securities.

* The number of shares of our common stock to be outstanding after this offering is based on 94,286,464 shares of common stock outstanding as of January 31, 2013, and excludes:

· 7,864,286 shares issuable upon the exercise of options issued pursuant to our current Long Term Incentive Plan;

· 9,242,701 shares issuable upon the exercise of outstanding warrants;

· 6,363,637 shares issuable upon the exercise of warrants being issued in this offering; and

· 136,364 shares issuable upon the exercise of warrants being issued to the placement agent in this offering.

S-6

Risk Factors

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below, those risks described in “Item 1A – Risk Factors” of our Annual Report on Form 10-K/A for the year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012 filed with the Securities and Exchange Commission and incorporated herein by reference in their entirety, as well as other information in this prospectus supplement, the accompanying base prospectus, and in any other documents incorporated by reference, before purchasing any of our securities. Each of the risks described in these sections and documents could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. This prospectus supplement, the accompanying base prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks referenced above and set forth below.

The price of our common stock has been and may continue to be highly volatile, which may make it difficult for stockholders to sell our common stock when desired or at attractive prices.

The market price of our common stock is highly volatile, and we expect it to continue to be volatile for the foreseeable future. Some of the factors that may cause the market price of our common stock to continue to fluctuate include, among others:

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	fluctuations in our recorded revenue;
•	changes in estimates of our financial results;
•	failure of our contract manufacturers to deliver products in a timely fashion or at all or any other disruption or delay in the supply chain;
•	results of our drug discovery and clinical trial activities;
•	changes in market valuations of similar companies;
•	success of competitive products or technologies;
•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;
•	announcements by us or our competitors of significant services, contracts, investments, acquisitions or strategic alliances;
•	regulatory developments in the United States, foreign countries or both;
•	litigation involving us;
•	additions or departures of key personnel;
•	investors’ general perception of us; and
•	changes in general economic, industry and market conditions.

In addition, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

The warrant being issued as part of the unit may not be transferred, unless the transferee resides in a state that permits the exercise of the warrant by the transferee.

The warrant being issued as part of the unit may not be transferred, unless the transferee resides in a state that provides an exemption under the securities laws of such state that would permit the exercise of the warrant for cash by the transferee. In connection with any transfer of the warrant, the warrant holder or the transferee will be required to provide us with an opinion of counsel confirming the foregoing requirements for transfer are satisfied. These limitations on transfer will likely severely limit the transferability of the warrant for which no trading market exists or is expected to develop, and may reduce the value of the warrant.

Our management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not improve our results of operations or market value.

S-7

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. You will experience additional dilution in the net tangible book value of the common stock you acquire upon exercise of the warrants if the exercise price per share of common stock is higher than the book value per share of our common stock at the time of exercise. The exercise of outstanding options and warrants and future equity issuances, including any future public offerings or future private placements of equity securities and any additional shares issued in connection with acquisitions, will also result in dilution to investors. In addition, the market price of our common stock could fall as a result of, or in expectation of, resales of any of these shares of common stock due to an increased number of shares available for sale in the market. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

There is limited liquidity on the OTC Bulletin Board.

When fewer shares of a security are being traded on the OTC Bulletin Board, volatility of prices may increase and price movement may outpace the ability of the OTC Bulletin Board to deliver accurate quote information. Due to lower trading volumes in the common stock, there may be a lower likelihood of a person’s orders for shares of the common stock being executed, and current prices may differ significantly from prices quoted by the OTC Bulletin Board at the time of order entry.

There is a limitation in connection with the editing and canceling of orders on the OTC Bulletin Board.

Orders for OTC Bulletin Board securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Bulletin Board. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed. As a result, it may not be possible to edit orders. Consequently, it may not be possible for our company’s shareholders to sell the common stock at optimum trading prices.

Our common stock is considered a “penny stock” and may be difficult to sell.

Our common stock is considered a “penny stock.” The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, may discourage investors from buying our common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

Because our common stock is quoted on the "OTCBB," your ability to sell shares in the secondary trading market may be limited.

Our common stock is currently quoted on the over-the-counter market on the OTC Electronic Bulletin Board. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and lack of coverage by security analysts and the news media of our company. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was quoted and traded on a national securities exchange. In addition, investors may find it difficult to obtain accurate quotations of the common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

S-8

The warrants are a new issue of securities with no established trading market.

The warrants are a new issue of securities with no established trading market. The warrants will not be listed on any securities exchange or quotation system. We do not expect that a trading market for the warrants will develop. The absence of a trading market or liquidity for the warrants may adversely affect their value.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise warrants and causing such warrants to be practically worthless.

No warrant held by investors will be exercisable for cash and we will not be obligated to issue shares of common stock at the time a holder seeks to exercise such warrant unless a prospectus relating to the common stock issuable upon exercise of the warrant is current. We cannot assure you that we will be able to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants with cash and we will not be required to settle any such warrant exercise. However, investors would still be able to use the cashless or “net exercise” form of exercise. The prospectus relating to the common stock issuable upon exercise of the warrants offered hereby is contained in a short-form registration statement on SEC Form S-3. We will not remain eligible to continue to so use Form S-3 unless the aggregate market value of the common stock held by non-affiliates of our company increases to at least $75 million, when we file with the SEC our Annual Report on Form 10-K for the year ended December 31, 2012, which we expect to file in March 2013. We would then seek to register the common stock issuable upon exercise of the warrants on SEC Form S-1, which would be subject to full SEC review and comment and must be declared effective by the SEC before it may be used to register the common stock issuable upon exercise of the warrants. We will also have to file periodic updates to the Form S-1. Therefore, there may be times when the prospectus relating to the common stock issuable upon the exercise of the warrants is not current. During such times you would not be able to exercise the warrants with cash, the warrants may have no value, the market for such warrants may be limited and such warrants may expire worthless.

There is no trading market for the warrants being offered by this prospectus and no market is expected to develop.

There is no established trading market for the warrants being offered by this prospectus, and we do not expect a market to develop. In addition, we do not intend to apply for listing or quotation of the warrants on any securities exchange or automated quotation system. Without an active market, there will be no liquidity for the warrants.

If our stock price does not increase, the warrants being offered may not have any value.

The warrants being sold as part of this offering will only be exercisable for a period of five years from the date of issuance. In the event our common stock price does not exceed the exercise price of the warrants during the period in which the warrants are exercisable, the warrants may not have any value.

Holders of our warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of the warrants, you will have no rights with respect to our common stock for the shares underlying the warrants, including rights to vote, rights to respond to tender offers and rights to receive any dividends or distributions on our common stock.

**************************

Special Note Relating to Forward-Looking Statements

Some of the statements contained or incorporated by reference into this prospectus supplement and the accompanying base prospectus are or include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and are subject to the safe harbor created by the Securities Litigation Reform Act of 1995, as well as information relating to Cytomedix, Inc. that is based on management’s exercise of business judgment and assumptions made by and information currently available to management. Although such forward-looking statements reflect the good faith judgment of management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. When used in this document and other documents, releases and reports released by us, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “the facts suggest” and words of similar import, are intended to identify any forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results could differ materially from those anticipated in these forward-looking statements. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that the expectations will materialize. Many factors could cause actual results to differ materially from these forward looking statements. Other unknown, unidentified or unpredictable factors could materially and adversely impact future results. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to our forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events.

S-9

If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus supplement and the accompanying base prospectus or the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement or the accompanying base prospectus or the documents incorporated by reference.

Use of Proceeds

We estimate that our net proceeds from the sale of our common stock and warrants offered pursuant to this prospectus supplement will be approximately $4,525,000 (assuming no exercise of the warrants offered hereunder), after deducting the placement agent fees and all estimated offering expenses that are payable by us. We intend to use the net proceeds from this offering for general corporate and working capital purposes. We have not determined the amounts we plan to spend for general corporate and working capital purposes.

Dilution

If you invest in our common stock, your interest will be diluted by an amount equal to the difference between the public offering price and the net tangible book value per share of common stock after this offering. We calculate net tangible book value per share by dividing our net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock. Our net tangible book value of our common stock as of September 30, 2012 was approximately $4,836,134, or approximately $0.05 per share of common stock, based upon 91,483,386 shares outstanding. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares outstanding as of September 30, 2012. After reflecting the sale of 9,090,910 shares of our common stock offered by us at the public offering price of $0.55 per share (assuming no exercise of the warrants), our as-adjusted net tangible book value would have been approximately $9,368,134, or approximately $0.09 per share of common stock, based upon 103,377,373 shares outstanding. This represents an immediate increase in net tangible book value of $0.04 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.46 per share to new investors. The following table illustrates this calculation on a per share basis:

Offering price per share	$0.55
Net tangible book value per share as of September 30, 2012	$0.05
Increase in net tangible book value per share attributable to the offering	$0.04
As-adjusted net tangible book value per share after giving effect to the offering	$0.09
Dilution in net tangible book value per share to new investors	$0.46

You will experience additional dilution in the net tangible book value of the common stock you acquire upon exercise of the warrants.

Dividend Policy

We have not paid any dividends on our common stock since our inception and presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on our common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board and will depend upon, among other things, future earnings, the operating and financial condition of our company, our capital requirements and general business conditions.

S-10

Description of Common Stock and Warrants Being Offered

Common Stock

We are authorized to issue 160,000,000 shares of common stock, $.0001 par value per share, of which approximately 94,286,464 shares were issued and outstanding on January 31, 2013, and 15,000,000 shares of preferred stock, none of which shares were issued and outstanding as of the same date. All of our common stock is of the same class, and each share has the same rights and preferences. Holders of our common stock are entitled to one vote per share on each matter submitted to a vote of the shareholders. Holders of common stock do not have any cumulative voting rights, preemptive rights, conversion rights, redemption rights or sinking fund rights. Holders of common stock are entitled to receive dividends as may from time to time be declared by the board of directors at their sole discretion. We have not paid any dividends to holders of our common stock since inception. We do not anticipate paying cash dividends on our common stock in the foreseeable future, but instead will retain any earnings to fund our growth.

Transfer agent for our common stock is Broadridge Corporate Issuer Solutions, Inc., located at 1717 Arch Street, Suite 1300, Philadelphia, PA 19103.

Description of Warrants

The following summary of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of such instrument, the form of which will be filed as an exhibit to a current report on Form 8-K that will be incorporated herein by reference.

Each five-year warrant represents the immediately exerciseable right to purchase one share of common stock at an exercise price of $0.75 per share. Holders of the warrants may exercise their warrants to purchase shares of our common stock on or before the expiration date by delivering (i) notice of exercise, appropriately completed and duly signed, and (ii) if such holder is not utilizing the “cashless exercise” provisions with respect to the warrants, payment of the exercise price for the number of shares with respect to which the warrant is being exercised. Warrants may be exercised in whole or in part, but only for full shares of common stock. No fractional shares will be issued upon the exercise of the warrants. The Company may, at its option, either pay a cash adjustment with respect to any fractional share amount or round up to the next whole share.

In addition, the warrant holders, at their discretion, may exercise the Warrants on a “cashless exercise” basis at any time if there is no effective registration statement registering, or current prospectus available for the issuance of the shares of common stock underlying the warrants. The number of shares to be issued would be determined by a formula based on the total number of shares with respect to which the warrant is being exercised, the volume weighted average of the prices per share of our common stock on the trading date immediately prior to the date of exercise and the applicable exercise price of the warrants. The shares of common stock issuable on exercise of the warrants will be, when issued and paid for in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. The Company will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

The warrant being issued as part of the unit may not be transferred, unless the transferee resides in a state that provides an exemption under the securities laws of such state that would permit the exercise of the warrant for cash by the transferee. In connection with any transfer of the warrant, the warrant holder or the transferee will be required to provide us with an opinion of counsel confirming the foregoing requirements for transfer are satisfied. These limitations on transfer will likely severely limit the market for the warrant, and may reduce the value of the warrant.

The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock. Upon the holder’s exercise of a warrant, unless prohibited by applicable law due to our inability to maintin the effectiveness of this registration statement, we will promptly, but in no event later than three trading days after the exercise date, issue and deliver, or cause to be issued and delivered, a certificate for the shares of common stock issuable upon exercise of the warrant. In addition, we may issue and deliver the shares electronically through The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System (DWAC) or another established clearing corporation performing similar functions. We will provide notice to holders of the warrants to provide them with the opportunity to exercise their warrants and hold common stock in order to participate in or vote on the following corporate events:

S-11

•          if we take a record of the holders of our common stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other right;

•          any capital reorganization of our company, any reclassification or recapitalization of our capital stock or any consolidation or merger with, or any sale, transfer or other disposition of all or substantially all of our property, assets or business to, another corporation; or

•          a voluntary or involuntary dissolution, liquidation or winding up of our company.

If, at any time while the warrants are outstanding, we (1) consolidate or merge with or into another corporation, (2) sell all or substantially all of our assets, (3) are subject to or complete a tender or exchange offer pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property, (4) effect any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, or (5) engage in one or more transactions with another party that results in that party acquiring more than 50% of our outstanding shares of common stock, each, a “Fundamental Transaction,” then the holder shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction. In the event a Fundamental Transaction takes place at any time prior to the 18th month anniversary of the Warrant issuance and in the event of a Fundamental Transaction that is (i) an all cash transaction, or (ii) a Fundamental Transaction involving an entity not traded on an eligible market, which results in securities that are not listed on an eligible market being issued to the warrant holder, at the request of the warrant holder, the Company or the successor entity (as the case may be) will purchase the warrant from the holder by paying to the holder an amount determined using the Black Scholes option pricing model. Any successor to us or surviving entity shall assume the obligations under the warrant.

The number of warrant shares that may be acquired by any holder upon any exercise of the warrants shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise), or beneficial ownership limitation. No holders of the warrants will possess any rights as a shareholder under those warrants until the holder exercises those warrants. The warrants may be transferred independent of the common stock they were issued with, on a form of assignment, subject to all applicable laws.

Other Agreements

The securities purchase agreements to be executed in connection with this offering contain representations, covenants and other provisions customary for the agreements of this nature. Such agreements also provide for certain “piggy-back” registrations rights with respect to the Company’s securities (including shares to be issued upon warrant exercises) purchased in the offering by affiliate investors in this offering that are affiliates of the Company such that the Company agreed, to the extent such affiliate investors are not able to resell such securities without restriction, to include such securities in its future registration statements, subject to applicable limitations. Also, to the extent that such securities have not registered at the time the Company is required to file a registration statement in connection with the final milestone event relating to the February 2012 Aldagen acquisition, the affiliate investors will have the right to include such securities in such registration statement.

We will also grant to the Placement Agent at the closing of this offering warrants (the “Placement Agent Warrants”) to purchase 136,364 shares of our common stock. The Placement Agent Warrants will have substantially the same terms as the warrants offered pursuant to this prospectus supplement, except that the exercise price will be 120% of the exercise price of the warrants offered pursuant to this prospectus supplement. The Placement Agent Warrants and shares underlying the Placement Agent Warrants are each included in this prospectus.

S-12

Plan of Distribution

Pursuant to a placement agency agreement between us and Burrill Securities LLC, we have engaged Burrill Securities LLC as our placement agent to solicit offers to purchase the units offered by this prospectus supplement. The placement agent is not purchasing or selling any of the units we are offering, and it is not required to arrange the purchase or sale of any minimum or specific number of units or dollar amount, but the placement agent has agreed to use its “best efforts” to arrange for the sale of the units offered by this prospectus supplement.

The placement agent proposes to arrange for the sale of the units we are offering pursuant to this prospectus supplement to one or more investors through a securities purchase agreement directly between the purchasers and us. All of the units will be sold at the same price and, we expect, at a single closing. We established the price following negotiations with prospective investors and with reference to the prevailing market price of our common stock, recent trends in such price and other factors. It is possible that not all of the units we are offering pursuant to this prospectus supplement will be sold at the closing, in which case our net proceeds would be reduced. We expect that the sale of the units will be completed on the date indicated on the cover page of this prospectus supplement.

Burrill Securities LLC beneficially owns 557,671 shares of our common stock, which it received as partial compensation for its role as financial advisor to Aldagen, Inc., which was acquired by Cytomedix in February 2012. The shares were received by Burrill Securities LLC from Aldagen Holdings LLC, which received shares of our common stock as consideration for its sale of Aldagen, Inc. to us. Burrill Securities LLC has the right to receive from Aldagen Holdings LLC approximately 107,000 shares of our common stock upon the release of escrow, expected to take place at the end of February 2013, which escrow was set up in connection with such acquisition transaction. In addition to the above, Burrill Securities LLC has the right to receive from Aldagen Holdings LLC up to another 1,845,111 shares of our common stock if certain earn-out targets or milestones are achieved in the future in connection with such acquisition transaction. Because of the anticipated timing of such targets and milestones it is not expected that any of such shares will be received by Burrill Securities LLC within 90 days following the date of this prospectus supplement.

In connection with this offering, the placement agent may distribute this prospectus supplement and the accompanying base prospectus electronically.

We will pay the placement agent an aggregate placement agent fee equal to 7% of the gross proceeds of this offering. Subject to compliance with FINRA Rule 5110(f)(2)(D), we will also reimburse the placement agent for legal and other expenses incurred by it in connection with this offering in an aggregate amount not to exceed $52,000. In addition, we agreed to grant compensation warrants, with an exercise price equal to 120% of the per unit offering price, to the placement agent to purchase a number of shares of our common stock equal to 1.5% of the number of shares of common stock sold by us in the offering. The compensation warrants and the shares of common stock issuable upon the exercise of the compensation warrants are also being registered in connection with this offering. The compensation warrants will be substantially on the same terms as the warrants offered hereby, except that they will otherwise comply with FINRA Rule 5110(g)(1) in that, for a period of 180 days from the date of this prospectus supplement, neither the compensation warrants nor any warrant shares issued upon exercise of the compensation warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person, except the transfer of any security:

i.          by operation of law or by reason of reorganization of the Company;

ii.         to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

iii.        if the aggregate amount of securities of the Company held by Burrill Securities LLC or related person do not exceed 1% of the securities being offered;

iv.        that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

v.         upon the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

S-13

The following table shows the per share and total placement agent fees we will pay to the placement agent in connection with the sale of the units, assuming the purchase of all of the units we are offering.

Per unit	$0.0385
Total	$350,000

We estimate the total expenses of this offering which will be payable by us, excluding the placement agent fees, will be approximately $125,000. After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering will be approximately $4,525,000.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agency agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

We have also engaged Barrington Research Associates, Inc. (“Barrington”) as our financial advisor in connection with this offering. Barrington may provide advisory services consisting of advising us on potential investors, market conditions, evaluating proposed terms and facilitating negotiations. Barrington will receive a fee of $120,000 to be paid out of the placement agent fee. We will also reimburse Barrington for legal and other expenses incurred by it in connection with this offering in an aggregate amount not to exceed $15,000. In addition, we agreed to indemnify Barrington and its affiliates from and against losses, claims and damages related to the contents of oral or written information provided by the Company, among other things, and to reimburse Barrington and its affiliates for expenses, including counsel fees and expenses, as incurred in connection with the investigation, preparation or defense of any pending or threatened claim or any action or proceeding arising from such claims.

Legal Matters

Cozen O’Connor, Washington, DC will pass for us upon the validity of the common stock and warrants offered by this prospectus supplement. Certain legal matters will be passed upon for the placement agent by SorinRand LLP, New York, New York.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying base prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Later information filed with the Securities and Exchange Commission will update and supersede this information.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the initial registration statement of which this prospectus forms a part prior to effectiveness of such registration statement, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the time that all securities covered by this prospectus supplement have been sold:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, as amended to date,
•	Our Quarterly Report on Form 10-Q for the periods ended March 31, June 30 and September 30, 2012,
•	Our Current Reports on Form 8-K filed with the SEC (excluding any information which is furnished and not filed with the SEC) on January 3, 2012, February 9, 2012, and 21, 2012, March 29, 2012, May 21, 2012, June 13, 2012, July 2, 2012, July 10, 2012, August 14, 2012, August 31, 2012, October 3, 2012, November 16, 2012, and February 20, 2013, respectively, with all amendments to all such Current Reports,
•	The description of our common stock contained in our registration statement on Form 8-A/A filed with the SEC on May 31, 2005 and any amendment or report filed for the purpose of updating that description.

S-14

Upon written or oral request from any person, including any beneficial owner, to whom this prospectus supplement is delivered, we will provide, at no cost to such person, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement. Such requests should be submitted to:

Cytomedix, Inc.

Attn: Chief Financial Officer

209 Perry Parkway, Suite 7

Gaithersburg, MD 20877

Tel: (240) 499-2680

********************

S-15

PROSPECTUS

Cytomedix, Inc.

$35,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

We may offer, from time to time, in one or more series:

▪	shares of common stock;
▪	shares of preferred stock
▪	secured or unsecured senior debt securities;
▪	unsecured subordinated debt securities;
▪	warrants; and
▪	units.

The securities:

▪	will have a maximum aggregate offering price of $35,000,000;
▪	will be offered at prices and on terms to be set forth in one or more accompanying prospectus supplements;
▪	may be denominated in U.S. dollars or in other currencies or currency units;
▪	may be offered separately or together, or in separate series; and
▪	may be listed on a national securities exchange, if specified in an accompanying prospectus supplement.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, we will provide one or more supplements to this prospectus that will contain additional information about the specific offering and the terms of the securities being offered. The supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities. This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement.

Our common stock is quoted for trading on the OTC Bulletin Board under the symbol “CMXI”. On August 28, 2012 the closing price of the common stock was $1.14 per share. The aggregate market value of our outstanding common stock held by non-affiliates is $92,009,648, based on 90,721,784 shares of outstanding common stock, of which 66,193,992, or 73%, are held by non-affiliates, and a per share price of $1.39 based on the closing sale price of our common stock on August 10, 2012. We have not offered any securities during the period of 12 calendar months immediately prior to, and including, the date of this prospectus.

Investing in our securities involves risks. See “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 5, 2012

Table of Contents

ABOUT THIS PROSPECTUS	1
ABOUT CYTOMEDIX	1
RISK FACTORS	2
FORWARD LOOKING STATEMENTS	15
USE OF PROCEEDS	15
DESCRIPTION OF CAPITAL STOCK	15
DESCRIPTION OF DEBT SECURITIES	18
DESCRIPTION OF WARRANTS	24
DESCRIPTION OF UNITS	26
PLAN OF DISTRIBUTION	27
LEGAL MATTERS	29
EXPERTS	29
WHERE YOU CAN FIND MORE INFORMATION	29
INCORPORATION OF DOCUMENTS BY REFERENCE	29

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time, in one or more offerings, securities having an aggregate initial offering price of up to $35,000,000. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus. Offers to sell, and solicitation of offers to buy, shares of our common stock pursuant to this prospectus are only being made in jurisdictions where such offers and solicitations are permitted. The information contained, or incorporated by reference into, this prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or any sale of the common stock. It is important for you to read and consider all the information contained in this prospectus, including the documents incorporated herein by reference, in making your investment decision. In particular, you should read and consider the information in the documents we have referred you to in “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” below.

ABOUT CYTOMEDIX

Our Company

Cytomedix, Inc. is a regenerative therapy company developing and commercializing innovative autologous therapies that promote healing by harnessing the innate regenerative capacity of platelets and adult stem cells. We currently have a growing commercial operation, and a clinical pipeline seeking to exploit market opportunities with unmet medical needs.

Our current commercial offerings are centered around our platelet rich plasma (“PRP”) platform technology, and primarily include the Angel® Whole Blood Separation System (“Angel”) and the AutoloGelTM System (“AutoloGel”). These products primarily address the areas of wound care, and support of healing and recovery following orthopedic procedures. Our sales are predominantly in the United States, where we sell our products through a combination of direct sales representatives and independent sales agents. In Europe, the Middle East, Canada, and Australia, we have a network of distributors covering several major markets.

Our clinical pipeline primarily involves the ALDH bright cell-based therapies, acquired through the acquisition of Aldagen, Inc., a privately held development stage autologous stem cell company, in February 2012, and the expansion of the Angel System for use in other clinical indications. In April 2010, we acquired the Angel product line from Sorin USA. In 2011, we focused, among other things, on our AutoloGel reimbursement efforts. As mentioned above, in February 2012, we acquired Aldagen. This will further increase our operating expenses for at least the next two years, at which point, upon success with certain clinical efforts, we would expect to be in a position to partner the Aldagen bright cell technology for further development.

Financial Condition

Since inception, we have incurred and continue to incur significant losses from operations. In our consolidated financial statements for the year ended December 31, 2010, we disclosed that we had suffered recurring losses from operations and had insufficient liquidity to fund our ongoing operations that raised substantial doubt about our ability to continue as a going concern. Our independent auditors at that time included a going concern explanatory paragraph in their report. This disclosure was removed from our consolidated financial statements at December 31, 2011 primarily as a result of improved cash and working capital balances and the continued progress toward the Company’s key business objectives and the successor auditor did not include a going concern explanatory paragraph in its opinion on the consolidated financial statements of the Company at December 31, 2011.

Historically, we have financed our operations through a combination of the sale of debt, equity and equity-linked securities, and licensing, royalty, and product revenues. Our commercial products are currently generating approximately $7 million in revenue per year on a run-rate basis. We need to sustain and grow these sales to meet our business objectives and satisfy our cash requirements. At June 30, 2012, we had approximately $8.5 million cash on hand, including approximately $4.7 million dedicated for use in the ALD-401 clinical trial and related matters. Also for the six months ended June 30, 2012, we utilized approximately $4.3 million of cash in operating activities. Currently, our monthly cash spending rate is approximately $1.3 million. Our net loss at June 30, 2012 has $12,179,468, accumulated deficit as of the same date was $63,361,626 and an total debt as of the same date was $2,487,849. We believe we will have sufficient cash to sustain us at least through 2012. However, we will require additional capital to finance the further development of our business operations beyond the end of 2012. We may also access additional capital through a purchase agreement with Lincoln Park Capital (“LPC”). Under this agreement, which expires in January 2013, we may, within certain parameters, raise up to an additional $4.1 million. Given the parameters within which we may draw down from LPC, there is no assurance that the amounts available from LPC will be sufficient to fund our future operational cash flow needs. If significant amounts are not available to us from future strategic partnerships or under the LPC agreement, additional funding will be required in order for us to pursue our strategic plan. Specific programs that may require additional funding include, without limitation, continued investment in the sales, marketing, distribution, and customer service areas, further expansion into the international markets, completion of the ongoing Phase II RECOVER Stroke trial, significant new product development or modifications, and pursuit of other opportunities. We will seek to raise such additional capital through the issuance of our equity or equity-linked securities, which may result in significant additional dilution to our investors. Our ability to raise additional capital is dependent on, among other things, the state of the financial markets at the time of any proposed offering. To secure funding through strategic partnerships, it may be necessary to partner one or more of our technologies at an earlier stage of development, which could cause us to share a greater portion of the potential future economic value of those programs with our partners. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, the Company’s operations could be materially negatively impacted.

The terms “we,” “us,” “our company,” “our” refer to Cytomedix, Inc., a Delaware corporation.

Corporate Information

Our principal offices are located at 209 Perry Parkway, Suite 7, Gaithersburg, MD 20877 and our telephone number is (240) 499-2680. Our website address is http://www.cytomedix.com. Information contained on our website is not deemed part of this prospectus.

B-1

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, revised or supplemented by our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, which may be amended, updated or superseded from time to time by other reports we may file with the SEC in the future, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. These risk factors should be considered in connection with evaluating the forward-looking statements contained in this prospectus because these factors could cause the actual results and conditions to differ materially from those projected in forward-looking statements. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

We have limited sources of working capital

Because of our financial history, including bankruptcy in 2001/2002, it may be difficult for us to obtain debt financing. Working capital required to conduct our operations and implement our business plan will most likely be provided by funds obtained through offerings of our equity and/or equity-linked securities, and any revenues generated by us. No assurance can be given that we will have revenues sufficient to support and sustain our operations or that we would be able to obtain equity financing, on acceptable terms or at all, in the current economic environment or at any time. If we do not have sufficient working capital and are unable to generate sufficient revenues or raise additional funds, we may delay the completion of or significantly reduce the scope of our current business plan; delay some of our development and clinical or marketing efforts, our plans to pursue Medicare and/or commercial insurance reimbursement for our wound treatment technologies; delay certain development activities related to the newly acquired Aldagen business; postpone the hiring of new personnel; or, under certain dire financial circumstances, cease our operations.

We may need substantial additional financing, which may be provided by amounts raised under an existing financing agreement

We may need substantial additional capital to fund the development of our business operations, including the ongoing Phase II trial for ALD-401. To date, we have relied almost exclusively on financing transactions to fund our operations. Our inability to obtain sufficient additional financing would have a material adverse effect on our ability to implement our business plan and, as a result, could require us to diminish or suspend activities. At June 30, 2012, we had cash and cash equivalents of approximately $8.5 million, total current assets of approximately $12.4 million and total current liabilities of approximately $3.2 million. Based on our current operating plan, we believe we have sufficient cash through at least the end of 2012, but anticipate needing additional capital in 2013. However, our projections could be wrong. We could face unforeseen costs or our revenues could fall short of our projections. Under the Purchase Agreement (as defined below), we may direct Lincoln Park Capital LLC (“LPC”) to purchase up to $10 million of our shares of our common stock under the purchase agreement dated October 5, 2010 (the “Purchase Agreement”) over a 25 month period ending in January 2013, generally in amounts of up to 150,000 shares. LPC does not have the right nor the obligation to purchase any shares of our common stock on any business day that the price of our common stock is less than $.30 per share. We have registered 12,336,538 shares for sale by LPC related to the Purchase Agreement of which 3.4 million shares remain unsold as of the date of this prospectus. In the event we elect to issue more than 12,336,538 shares, we will be required to file a new registration statement and have it declared effective by the SEC. The extent to which we rely on LPC as a source of funding will depend on a number of factors including, our need for additional capital, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from LPC were to prove unavailable or prohibitively dilutive, and if other sources of funding are available to us, we may determine not to sell shares to LPC under the Purchase Agreement. New sources of capital may not be available to us when we need them or may be available only on terms we would not find acceptable. Additional equity financing will likely cause dilution to our stockholders and could involve the issuance of securities with rights senior to the outstanding shares. There is no assurance that such financing will be sufficient, that the financing will be available on terms acceptable to us and at such times as required, or that we will be able to obtain the additional financing required, if any, for the continued operation and growth of our business. Any inability to raise necessary capital will have a material adverse effect on our ability to implement our business strategy and will have a material adverse effect on our revenues and net income.

B-2

Our common stock has been delisted from the NYSE Amex, which subjects us to the SEC’s penny stock rules and may decrease the liquidity of our common stock

We were previously operating under a compliance plan intended to allow us to regain compliance with the NYSE Amex’s stockholders’ equity requirement. On January 20, 2011, the Company notified the NYSE Amex staff of its intent to withdraw the request for a hearing and the NYSE Amex notified the Company that its stock would cease being listed on or about January 26, 2011. Over-the-counter markets are generally considered to be less efficient than, and not as broad as, a stock exchange. There may be a limited market for our stock now that it is quoted on the OTC Bulletin Board, trading in our stock may become more difficult and our share price could decrease. Specifically, shareholders may not be able to resell their shares of common stock at or above the price paid for such shares or at all. In addition, our ability to raise additional capital may be impaired because of the less liquid nature of the over-the-counter markets. While we cannot guarantee that we would be able to complete an equity financing on acceptable terms, or at all, we believe that dilution from any equity financing while our shares are quoted on an over-the-counter market could be substantially greater than if we were to complete a financing while our common stock is traded on a national securities exchange. Further, now that our stock is not traded on a national securities exchange, our ability to raise additional capital as needed maybe impaired. Our common stock is also subject to penny stock rules, which impose additional sales practice requirements on broker-dealers who sell our common stock. The SEC generally defines ‘‘penny stock’’ as an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The ability of broker-dealers to sell our common stock and the ability of our stockholders to sell their shares in the secondary market will be limited and, as a result, the market liquidity for our common stock will likely be adversely affected. We cannot assure shareholders that trading in our securities will not be subject to these or other regulations in the future.

There is no assurance that we will successfully integrate the Aldagen business, or that we will realize the anticipated synergies of the combined businesses

The acquisition of Aldagen represents a significant investment by our Company. Although Aldagen came with a complete infrastructure, including personnel, necessary to proceed with its development plans, it will require significant attention and resources of non-Aldagen Cytomedix personnel which could reduce the likelihood of achievement of our other corporate goals. The additional financing needs created by the Aldagen acquisition will also require additional management time to address. There is no assurance that we will, on a sustainable basis, successfully integrate any or all of the various aspects to the Aldagen business, including but not limited to the clinical trial, manufacturing, regulatory, finance, human resource, and other functions. Failure to smoothly and successfully integrate the Aldagen business could lead to a reduction in revenue for the Angel, activAT, and AutoloGel, products compared to historical levels, generate ill will among our customer base, and therefore have a material adverse affect on us, our business, results of operations, financial condition or the price of our common stock. There is no assurance that the development efforts underway with the Aldagen technology will be successful. There is no assurance that we will realize synergies in the scientific, clinical, regulatory, or other areas as we currently contemplate. In addition, there is no assurance that we will realize any anticipated economies of scale for the combined businesses.

The restatement of our financial statements in January 2011 has subjected us to additional risks and uncertainties, including increased professional costs and the increased possibility of legal proceedings

On January 6, 2011, the Company announced, among other things, in its Current Report on Form 8-K that, the previously issued financial statements for the year ended December 31, 2009 included in the Company’s then most recently filed Form 10-K/A Amendment No. 1, and each of the quarterly periods from March 31, 2009 through September 30, 2010 included in the Company’s quarterly reports on Forms 10-Q were no longer reliable because they failed to incorporate non-cash charges resulting from required adjustments to certain outstanding stock purchase warrants. On January 7, 2011, the Company filed its Annual Report on Form 10-K/A Amendment No. 2 as well as amended and restated Quarterly Reports on Forms 10-Q/A for the quarterly periods ended March 31, June 30 and September 30, 2009 and March 31, June 30, and September 30, 2010. The amendments to the Quarterly Reports on Forms 10-Q/A were filed to restate unaudited financial statements and related financial information for the periods contained in those reports. The amendment to the Annual Report on Form 10-K/A Amendment No. 2 was filed to restate financial statements for the fiscal year ended December 31, 2009. As a result of the restatements, we have become subject to additional risks and uncertainties, including, among others, increased professional fees and expenses and time commitment that may be required to address matters related to the restatements, and scrutiny of the SEC and other regulatory bodies which could cause investors to lose confidence in the Company’s reported financial information and could subject the Company to civil or criminal penalties or shareholder litigation. The Company could face monetary judgments, penalties or other sanctions that could have a material adverse effect on the Company’s business, financial condition and results of operations and could cause its stock price to decline. In addition, in connection with the foregoing restatements, the Company determined that there was a control deficiency in its internal control that constituted a material weakness. The Company implemented a remediation plan to address the material weakness and, as of December 31, 2010, and continuing through today, concluded that it had successfully remediated said weakness. Additionally, management may identify material weaknesses in the future that could adversely affect investor confidence, impair the value of the Company’s common stock and increase the Company’s cost of raising capital. There can be no assurance that additional material weaknesses will not be identified in the future.

B-3

We are reliant on several single source suppliers and an interruption in our supply chain could have a material adverse effect on our business

Cytomedix is outsourcing the manufacturing of the various products, including component parts to various third party contract manufacturers. While we believe these manufacturers to be of sufficient competency, quality, reliability, and stability, there is no assurance that one or more of them will not experience an interruption or inability to provide us with the products needed to satisfy customer demand. Additionally, while most of the components of AutoloGel are generally readily available on the open market, a reagent, bovine thrombin, is available exclusively through Pfizer, Inc. If a temporary or permanent interruption in the supply of products were to occur, it would have a material adverse effect on our business, results of operations, and financial condition. While we are formulating plans to develop redundant capabilities, such capabilities will not take effect for the foreseeable future. While the Company does maintain business interruption insurance, there is no assurance that such insurance will be sufficient to cover all losses which would occur as a result of any interruption in supply.

If our sole clinical manufacturing facility is damaged or destroyed, our business and prospects would be negatively affected

We have a manufacturing facility located in Durham, North Carolina at which we produce product candidates for our clinical trials for our Aldagen product candidates. If this facility or the equipment in it is significantly damaged or destroyed, we may not be able to quickly or inexpensively replace our manufacturing capacity or replace it at all. In the event of a temporary or protracted loss of this facility or equipment, we might not be able to transfer manufacturing to a third party. Even if we could transfer manufacturing to a third party, the shift would likely be expensive and time-consuming, particularly since the new facility would need to comply with the necessary regulatory requirements and we would need FDA approval before selling any products manufactured at that facility. Such an event could delay our clinical trials or, if our product candidates are approved by the FDA, reduce our product sales.

Adverse conditions in the global economy and disruption of financial markets may significantly restrict our ability to generate revenues or obtain debt or equity financing.

The global economy continues to experience volatility and uncertainty. Such conditions could reduce demand for our products which would significantly jeopardize our ability to achieve meaningful market penetration for AutoloGel and continued sales of Angel and activAT products. These conditions could also affect our potential strategic partners, which, in turn, could make it much more difficult to execute a strategic collaboration, and therefore significantly jeopardize our ability to fully develop and commercialize our products and product candidates. Global credit and capital markets continue to be relatively challenging. We may be unable to obtain capital through issuance of our equity and/or equity-linked securities, a significant source of funding for us throughout our history. If we are unable to secure funding through strategic collaborations, equity investments, or debt financing, we may not be able to achieve profitability, or fund our research and development activities, which may result in a partial or complete cessation of operations.

Business credit and liquidity have tightened in much of the world. Volatility and disruption of financial markets could limit our customers’ ability to obtain adequate financing or credit to purchase and pay for our products in a timely manner, or to maintain operations, and result in a decrease in sales volume. General concerns about the fundamental soundness of domestic and international economies may also cause customers to reduce purchases. Changes in governmental banking, monetary and fiscal policies to restore liquidity and increase credit availability may not be effective. Economic conditions and market turbulence may also impact our suppliers’ ability to supply sufficient quantities of product components in a timely manner, which could impair our ability to fulfill sales orders. It is difficult to determine the extent of the economic and financial market problems and the many ways in which they may affect our suppliers, customers, investors, and business in general. Continuation or further deterioration of these financial and macroeconomic conditions could significantly harm sales, profitability and results of operations and financial condition.

B-4

Economic downturns or other adverse economic changes (local, regional, or national) can also hurt our financial performance in the form of lower interest earned on investments and/or could result in losses of portions of principal in our investment portfolio. While our investment policy requires us to invest only in short-term, low risk investments, there is no assurance that principal will not be eroded as a significant portion of these investments is in excess of federally mandated insurance.

We have a history of losses and expect to incur losses for the foreseeable future

We have a history of losses, are not currently profitable, and expect to incur substantial losses and negative operating cash flows in the future. Although, prior to the Aldagen acquisition, we were targeting operational cash flow break-even within the foreseeable future, the acquisition of Aldagen, and the expenditures necessary to fund the on-going clinical trial and related activities, will cause us to continue to generate losses. We may never generate sufficient revenues to achieve and maintain profitability. We will continue to incur expenses at current or increased levels as we seek to expand our operations, pursue development of our technologies, work to increase our sales, implement internal systems and infrastructure, and hire additional personnel. These ongoing financial losses may adversely affect our stock price.

We have a short operating history and limited operating experience

We must be evaluated in light of the uncertainties and complexities affecting an early stage biotechnology company. We have, only in the past few years, implemented our commercialization strategy for AutoloGel and have only one year’s experience operating the fully integrated Angel and activAT business. Thus, we have a very limited operating history. Continued operating losses, together with the risks associated with our ability to gain new customers for our product offerings, may have a material adverse effect on our business, results of operations, financial condition and liquidity. We may also be forced to respond to unforeseen difficulties, such as a decreased demand for our products and services, downward pricing trends, regulatory requirements and unanticipated market pressures. Since emerging from bankruptcy in 2002 and continuing through today, we are developing a business model that includes protecting our patent position, addressing our third-party reimbursement issues, developing and executing a sales and marketing program, acquiring synergistic technologies and product lines, developing other technologies covered by, or derived from, our intellectual property, and seeking strategic partnerships. There can be no assurance that our business plan in its current form can accomplish our stated goals.

Our intellectual property assets are critical to our success

We regard our patents, trademarks, trade secrets and other intellectual property assets as critical to our success. We rely on a combination of patents, trademarks, and trade secret and copyright laws, as well as confidentiality procedures, contractual provisions, and other similar measures, to establish and protect our intellectual property. We attempt to prevent disclosure of our trade secrets by restricting access to sensitive information and requiring employees, consultants, and other persons with access to our sensitive information to sign confidentiality agreements. Despite these efforts, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology in the future. Furthermore, policing the unauthorized use of our intellectual property assets is difficult and expensive. Litigation has been necessary in the past and may be necessary in the future in order to protect our intellectual property assets. Litigation could result in substantial costs and diversion of resources. We can provide no assurance that we will be successful in any litigation matter relating to our intellectual property assets. Continuing litigation or other challenges could result in one or more of our patents being declared invalid. In such a case, any royalty revenues from the affected patents would be adversely affected although we may still be able to continue to develop and market our products. Furthermore, the unauthorized use of our patented technology by otherwise potential customers in our target markets may significantly undermine our ability to generate sales. Any infringement on or challenge to our patents or other misappropriation of our intellectual property assets could have a material adverse effect on our ability to increase sales of our commercial products and/or continue the development of our pipeline candidates.

B-5

Our products are subject to governmental regulation

Our success is also impacted by factors outside of our control. Our current technology and products are subject to extensive regulation by numerous governmental authorities in the United States, both federal and state, and in foreign countries by various regulatory agencies. Specifically, our devices and bio-pharmaceutical products are subject to regulation by the FDA and state regulatory agencies. The FDA regulates drugs, medical devices and biologics that move in interstate commerce and requires that such products receive clearance or pre-marketing approval based on evidence of safety and efficacy. The regulations of government health ministries in foreign countries are analogous to those of the FDA in both application and scope. In addition, any change in current regulatory interpretations by, or positions of, state regulatory officials where our products are used could materially and adversely affect our ability to sell products in those states. The FDA will require us to obtain clearance or approval of new devices when used for treating specific wounds or marketed with specific wound healing claims, or for other products under development. We believe all our products for sale are legally marketed. As we expand and offer additional products in the United States and in foreign countries, clearance or approval from the FDA and comparable foreign regulatory authorities prior to introduction of any such products into the market may be required. We provide no assurance that we will be able to obtain all necessary approvals from the FDA or comparable regulatory authorities in foreign countries for these products. Failure to obtain the required approvals would have a material adverse impact on our business and financial condition. Compliance with FDA and other governmental requirements imposes significant costs and expenses. Further, our failure to comply with these requirements could result in sanctions, limitations on promotional or other business activities, or other adverse effects on our business. Further, recent efforts to control healthcare costs could negatively affect demand for our products and services.

Clinical trials may fail to demonstrate the safety or efficacy of our product candidates

Our product candidates are subject to the risks of failure inherent in the development of biotherapeutic products. The results of early-stage clinical trials do not necessarily predict the results of later-stage clinical trials. Product candidates in later-stage clinical trials may fail to demonstrate desired safety and efficacy traits despite having successfully progressed through initial clinical testing. Even if we believe the data collected from clinical trials of its product candidates is promising, this data may not be sufficient to support approval by the U.S. or foreign regulatory agencies. Pre-clinical and clinical data can be interpreted in different ways. Accordingly, the regulatory officials could reach different conclusions in assessing such data, which could delay, limit or prevent regulatory approval. In addition, the U.S. regulatory authorities or we may suspend or terminate clinical trials at any time. Any failure or delay in completing clinical trials for product candidates, or in receiving regulatory approval for the sale of any product candidates, has the potential to materially harm our business, and may prevent us from raising necessary, additional financing that may be needed in the future.

A disruption in healthcare provider networks could have an adverse effect on operations and profitability

Our operations and future profitability are dependent, in large part, upon the ability to contract with healthcare providers on favorable terms. In any particular service area, healthcare providers could refuse to contract with us or take other actions that could result in higher healthcare costs, or create difficulties in meeting our regulatory requirements. In some service areas, certain healthcare providers may have a significant market presence. If healthcare providers refuse to contract with us, use their market position to negotiate unfavorable contracts or place us at a competitive disadvantage, our ability to market services or to be profitable in those service areas could be adversely affected. Provider networks could also be disrupted by the financial insolvency of a large healthcare provider group. Any disruption in provider networks could adversely impact our business, results of operations and financial condition.

Our sales and marketing strategy for the AutoloGel System may not succeed

In January 2009, we implemented a revised sales and marketing strategy that focuses on intensive clinician to clinician interaction with both prospective and existing customers, and the scientific support for AutoloGel’s mechanism of action. There is no assurance that this approach will result in significant, sustainable growth in sales revenue, or that we, as currently capitalized, will have sufficient resources to provide the level of clinical support for this initiative to be successful. We are seeking a strategic partner to participate in the commercialization efforts of AutoloGel. Although we are currently in a period of exclusive negotiations with a potential partner in the form of a top 20 global pharmaceutical company, there is no assurance that an agreement will be reached. Additionally, if an agreement is reached, there is no assurance that the partnership will yield a significant revenue and/or royalty stream to Cytomedix.

B-6

The successful continued commercialization of our AutoloGel System and Angel and of any future product candidates will depend on obtaining reimbursement from third-party payors

In the United States, the market for any pharmaceutical or biologic product is affected by the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers, health maintenance organizations and pharmacy benefit management companies. If we cannot demonstrate a favorable cost-benefit relationship, we may have difficulty obtaining adequate reimbursement for our products from these payors. Third-party payors may also deny coverage or offer inadequate levels of reimbursement for any of our products if they determine that the product is experimental, unnecessary or inappropriate. Should we seek to expand our commercialization internationally, we would be subject to the international regulations, where the pricing of prescription pharmaceutical products and services and the level of government reimbursement may be subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six to twelve months or longer after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct one or more clinical trials that compares the cost effectiveness of our product candidates or products to other available therapies. Conducting one or more of these clinical trials would be expensive and result in delays in commercialization of our products.

Managing and reducing healthcare costs has become a major priority of federal and state governments in the United States. As a result of healthcare reform efforts, we might become subject to future regulations or other cost-control initiatives that materially restrict the price we can receive for our products. Third-party payors may also limit access and reimbursement for newly approved healthcare products generally or limit the indications for which they will reimburse patients who use any products that we may develop. Cost control initiatives could decrease the price for products that we may develop, which would result in lower product revenues to us.

We could be affected by malpractice and product liability claims

Providing medical care and conducting clinical trials entails an inherent risk of professional malpractice and other claims. We do not control or direct the practice of medicine by physicians or health care providers who use our products and do not assume responsibility for compliance with regulatory and other requirements directly applicable to physicians. There is no assurance that claims, suits or complaints relating to the use of our products and treatment administered by physicians will not be asserted against us in the future. The production, marketing and sale, and use of our products entails risks that product liability claims will be asserted against us. These risks cannot be eliminated, and we could be held liable for any damages that result from adverse reactions or infectious disease transmission. Whether or not we are ultimately successful in any product liability litigation, such litigation could consume substantial amounts of our financial and managerial resources and could result in:

•	decreased demand for any products or product candidates we may develop;

•	significant awards against us;

•	substantial litigation costs;

•	injury to our reputation; and

•	withdrawal of clinical trial participants.

Such liability could materially and adversely affect our business, results of operations and financial condition. We currently maintain professional and product liability insurance coverage, but cannot give assurance that the coverage limits of this insurance would be adequate to protect against all potential claims. We cannot assure that we will be able to obtain or maintain professional and product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

Our products have existing competition in the marketplace

In the market for biotechnology and biopharmaceutical products, we face competition from pharmaceutical companies, biopharmaceutical companies, medical device companies, and other competitors. Other companies have developed or are developing products that may be in direct competition with our current product line, our Aldagen product candidates and any future products. Biotechnology and biopharmaceutical development projects are characterized by intense competition. Thus, we cannot assure that we will be the first to the market with any newly developed products or that we will successfully be able to market new products or continue to market our existing products. If we are not able to participate and compete in the regenerative biological therapy market or in the stem cell therapy market, our business, results of operations and financial condition will be materially and adversely affected. We cannot assure that we will be able to compete effectively against such companies in the future. Many of these companies have substantially greater capital resources, larger marketing staffs and more experience in commercializing products. Recently developed technologies, or technologies that may be developed in the future, may be the basis for developments that will compete with our products.

B-7

Development of our Aldagen product candidates is subject to uncertainty because each is derived from human bone marrow, a source material that is inherently variable

The number of ALDHbr cells and the composition of the ALDHbr cell population from bone marrow vary from patient to patient. Such variability in composition could adversely affect our ability to manufacture our Aldagen product candidates derived from a patient’s bone marrow or to establish and meet acceptable specifications for release of the product candidate for treatment of a particular patient. As a consequence, the development and regulatory approval process for these product candidates could be delayed or may never be completed.

We have only limited experience manufacturing our Aldagen product candidates. We may not be able to manufacture our Aldagen product candidates in compliance with evolving regulatory standards or in quantities sufficient for commercial sale

Components of therapeutic products approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with current good manufacturing practices, or cGMP, as required by the FDA. Manufacturers of cell-based product candidates such as our Aldagen product candidates also must comply with the FDA’s current good tissue practices, or cGTP. In addition, we may be required to modify our manufacturing process from time to time for our product candidates in response to FDA requests. Manufacture of live cellular-based products is complex and subjects us to significant regulatory burdens that may change over time. We may encounter difficulties in the production of our Aldagen product candidates due to our limited manufacturing capabilities. We have only limited manufacturing experience with our Aldagen product candidates, and we currently do not have sufficient manufacturing capacity to support commercialization of any of ourAldagen product candidates. These difficulties could reduce sales of our Aldagen products, if they are approved for marketing, increase our costs or cause production delays, any of which could damage our reputation and hurt our profitability.

If we successfully obtain marketing approval for any Aldagen product candidates, we may not be able to efficiently produce sufficient quantities of these products to meet potential commercial demand. We expect that we would need to significantly expand our manufacturing capabilities to meet potential demand for these products. Such expansion would require additional regulatory approvals. We may also encounter difficulties in the commercial-scale manufacture of all of our product candidates. We are currently developing new processes and are in discussions with other companies to develop new instruments to improve our manufacturing efficiency. Improving the speed and efficiency of our manufacturing process and the cell sorters and other instruments we use is a key element of our business plan. However, we cannot assure you that we will be able to develop process enhancements on a timely basis, on commercially reasonable terms, or at all. If we fail to develop these improvements, we could face significantly higher capital expenditures than we anticipate, increased facility and personnel costs and other increased operating expenses. We may need to demonstrate that our product candidates manufactured using any new processes or instruments are comparable to our product candidates used in clinical trials. Depending on the type and degree of differences, we may be required to conduct additional studies or clinical trials to demonstrate comparability.

In addition, some changes in our manufacturing processes or procedures, including a change in the location where a product candidate is manufactured, generally require prior FDA or foreign regulatory authority review and approval for determining our compliance with cGMP and cGTP. We may need to conduct additional preclinical studies and clinical trials to support approval of any such changes. Furthermore, this review process could be costly and time-consuming and could delay or prevent the commercialization of Aldagen our product candidates.

We may use third-party collaborators to help us develop or commercialize our product candidates, and our ability to commercialize such candidates may be impaired or delayed if collaborations are unsuccessful

We may in the future selectively pursue strategic collaborations for the development and commercialization of our product candidates and for the international development and commercialization of our product candidates. For example, we anticipate that we would need to enter into a collaboration agreement with a third party to conduct and fund a pivotal Phase 3 clinical trial of ALD-401 and we may enter into collaboration agreements with third parties in the case of other Aldagen product candidates. In addition, we may not be able to commercialize ALD-201 successfully without entering into an arrangement with a third party to provide an approved method of administration. There can be no assurance that we will be able to identify suitable collaborators or negotiate collaboration agreements on terms that are acceptable to us or at all. In any future third-party collaboration, we would be dependent upon the success of the collaborators in performing their responsibilities and their continued cooperation. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators’ resources that will be devoted to performing their responsibilities under our agreements with them. Our collaborators may choose to pursue alternative technologies in preference to those being developed in collaboration with us. The development and commercialization of our product candidates will be delayed if collaborators fail to conduct their responsibilities in a timely manner or in accordance with applicable regulatory requirements or if they breach or terminate their collaboration agreements with us. Disputes with our collaborators could also result in product development delays, decreased revenues and litigation expenses.

B-8

Ethical and other concerns surrounding the use of stem cell-based therapy may negatively affect public perception of us or our product candidates, thereby reducing potential demand for our products

The commercial success of our product candidates, which are based on adult stem cells, will depend in part on general public acceptance of the use of stem cell-based therapy for the prevention or treatment of human diseases. The use of embryonic stem cells and fetal tissue for research and stem cell therapy has been the subject of substantial national and international debate regarding related ethical, legal and social issues. We do not use embryonic stem cells or fetal tissue in any of our product candidates, but the public may not be able to, or may fail to, differentiate our use of adult stem cells from the use by others of embryonic stem cells or fetal tissue. This could result in a negative perception of our company or our product candidates. Some people have raised ethical concerns about the use of donated human tissue in a commercial setting, which could also negatively affect the perception of our product candidates and inhibit their commercialization in a successful manner.

If our patent position does not adequately protect our product candidates or any future products, others could compete against us more directly, which would harm our business.

Our success depends, in large part, on our ability to obtain and maintain patent protection for our product candidates. Issued patents may be challenged by third parties, resulting in patents being deemed invalid, unenforceable or narrowed in scope, or a third party may circumvent any such issued patents. The patent position of biotechnology companies is generally highly uncertain, involves complex legal and factual questions and has been the subject of much litigation and recent court decisions introduce uncertainty in the strength of patents owned by biotechnology companies. The legal systems of some foreign countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Therefore, any patents that we own or license may not provide sufficient protection against competitors.

The claims of the issued patents that are licensed to us, and the claims of any patents which may issue in the future and be owned by or licensed to us, may not confer on us significant commercial protection against competing products. Also, our pending patent applications may not issue, and we may not receive any additional patents. Our patents might not contain claims that are sufficiently broad to prevent others from utilizing our technologies. For instance, the two issued U.S. patents relating to our product candidates are limited to a particular chemistry in the manufacturing process. Consequently, our competitors may independently develop competing products that do not infringe our patents or other intellectual property. To the extent a competitor can develop similar products using a different chemistry, these patents will not prevent others from directly competing with us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization of our product candidates, thereby reducing any advantages of the patent. For instance, one of our patents relating to our technology will expire in 2019. To the extent our product candidates based on that technology are not commercialized significantly ahead of this date, or to the extent we have no other patent protection on such product candidates, those product candidates would not be protected by patents beyond 2019 and we would then rely solely on other forms of exclusivity, such as regulatory exclusivity provided by the Federal Food, Drug and Cosmetic Act, which may provide less protection of our competitive position. Similar considerations apply in any other country where we are prosecuting patents, have been issued patents, or have licensed patents or patent applications relating to our technology. The laws of foreign countries may not protect our intellectual property rights to the same extent as do laws of the United States.

If we are unable to protect the confidentiality of our proprietary information and know-how, our competitive position would be impaired

A significant amount of our technology, especially regarding manufacturing processes, is unpatented and is maintained by us as trade secrets. The background technologies used in the development of our product candidates are known in the scientific community, and it is possible to duplicate the methods we use to create our product candidates. In an effort to protect these trade secrets, we require our employees, consultants and contractors to execute confidentiality agreements with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. These agreements, however, may not provide us with adequate protection against improper use or disclosure of confidential information, and these agreements may be breached. Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. A breach of confidentiality could affect our competitive position. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, collaborators or advisors have previous employment or consulting relationships. Also, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. The disclosure of our trade secrets would impair our competitive position.

B-9

If we infringe or are alleged to infringe intellectual property rights of third parties, our business could be harmed

Our research, development and commercialization activities, including any product candidates resulting from these activities, may infringe or be claimed to infringe patents or other proprietary rights owned by third parties and to which we do not hold licenses or other rights. There may be applications that have been filed but not published that, when issued, could be asserted against us. These third parties could bring claims against us that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. We have not conducted an exhaustive search or analysis of third-party patent rights to determine whether our research, development or commercialization activities, including any product candidates resulting from theses activities, may infringe or be alleged to infringe any third-party patent rights. As a result of intellectual property infringement claims, or in order to avoid potential claims, we may choose or be required to seek a license from the third party. These licenses may not be available on acceptable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. All of the issues described above could also affect our potential collaborators to the extent we have any collaborations then in place, which would also affect the success of the collaboration and therefore us. There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the U. S. Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our product candidates and technology. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates

Before obtaining regulatory approval for the sale of our product candidates, we must conduct, at our own expense, extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including the following:

•	regulators or institutional review boards may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•	clinical trials of our product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs that we expect to be promising;

•	the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, or participants may drop out of these clinical trials at a higher rate than we anticipate;

•	our third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner or at all;

•	we might have to suspend or terminate clinical trials of our product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

•	regulators or institutional review boards may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

B-10

•	the cost of clinical trials of our product candidates may be greater than we anticipate;

•	we may be subject to a more complex regulatory process, since stem cell-based therapies are relatively new and regulatory agencies have less experience with them than with traditional pharmaceutical products;

•	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate; and

•	our product candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators to halt or terminate the trials.

Any product for which we obtain marketing approval will be subject to extensive ongoing regulatory requirements, and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our products, when and if any of them are approved.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and comparable regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration requirements, cGMP and cGTP requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, requirements relating to product labeling, advertising and promotion, and recordkeeping. Even if regulatory approval of a product is granted, the approval may be subject to additional limitations on the indicated uses for which the product may be marketed or to other conditions of approval. In addition, approval may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Discovery after approval of previously unknown problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in actions such as:

•	restrictions on such products’ manufacturing processes;

•	restrictions on the marketing of a product;

•	restrictions on product distribution;

•	requirements to conduct post-marketing clinical trials;

•	warning letters;

•	withdrawal of the products from the market;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	recall of products;

•	fines, restitution or disgorgement of profits or revenue;

•	suspension or withdrawal of regulatory approvals;

•	refusal to permit the import or export of our products;

•	product seizure;

•	injunctions; or

•	imposition of civil or criminal penalties.

B-11

Failure to obtain regulatory approval in international jurisdictions would prevent us from marketing products abroad

We may in the future seek to market some of our product candidates outside the United States. In order to market our product candidates in the European Union and many other jurisdictions, we must submit clinical data concerning our product candidates and obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval from foreign regulators may be longer than the time required to obtain FDA approval. The regulatory approval process outside the United States may include all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product candidate be approved for reimbursement before it can be approved for sale in that country. In some cases this may include approval of the price we intend to charge for our product, if approved. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, or at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA, but a failure or delay in obtaining regulatory approval in one country may negatively affect the regulatory process in other countries. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize any products in any market and therefore may not be able to generate sufficient revenues to support our business.

Our business involves the use of hazardous materials that could expose us to environmental and other liability

Our manufacturing facility located in Durham, North Carolina is subject to various local, state and federal laws and regulations relating to safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including chemicals, micro-organisms and various radioactive compounds used in connection with our research and development activities. In the United States, these laws include the Occupational Safety and Health Act, the Toxic Test Substances Control Act and the Resource Conservation and Recovery Act. We cannot assure you that accidental contamination or injury to our employees and third parties from hazardous materials will not occur. We do not have insurance to cover claims arising from our use and disposal of these hazardous substances other than limited clean-up expense coverage for environmental contamination due to an otherwise insured peril, such as fire.

Our efforts to secure medicare reimbursement may not be successful

The AutoloGel System is marketed to healthcare providers. Some of these providers, in turn, seek reimbursement from third-party payers such as Medicare, Medicaid, and other private insurers. Under such healthcare systems, reimbursement is often a determining factor in predicting a product’s success, with some physicians and patients strongly favoring only those products for which they will be reimbursed. In March 2008, CMS reaffirmed its 2003 non-coverage determination for autologous platelet rich plasma, which would include AutoloGel. Since then we have gathered additional data and officially requested that CMS reconsider its non-coverage determination. In November 2011, CMS officially agreed to reconsider coverage for autologous blood therapies for the treatment of chronic wounds. On August 2, 2012, CMS issued a final National Coverage Determination (“NCD”) for autologous blood-derived products for chronic non-healing wounds. Previously, on May 9, 2012 CMS posted its proposed NCD, which was followed by a 30-day public comment period that ended on June 8, 2012. In the final August 2012 decision memo, CMS responded to these comments, refined its decision, and approved coverage for autologous platelet rich plasma (“PRP”) in patients with diabetic, pressure and/or venous wounds via its Coverage with Evidence Development (“CED”) program. CED is a process through which CMS provides reimbursement coverage for items and services while generating additional clinical data to demonstrate their impact on health outcomes. We provide no assurance that we will ultimately be successful with this strategy and that CMS will determine that the evidence collected under CED is sufficient to provide unrestricted Medicare coverage for autologous PRP. If it is later determined that a new randomized, controlled trial is necessary, it could cost several millions of dollars and take multiple years to complete. We would almost certainly need to obtain additional, outside financing to fund such a trial. In any case, we may never be successful in securing unrestricted Medicare coverage for our products.

We may be unable to attract a strategic partner for the further development of certain of our product candidates

Due to our limited resources, we have determined that the best vehicle to ultimately commercialize the various potential indications for ALDH bright cell technology is through strategic partnerships, outlicensing, or other similar arrangements. There is no assurance, even if positive clinical data is achieved in the currently on-going trials, that we will be able to come to any such agreements or that we will even have the resources necessary to seek such arrangements. Furthermore, even if such a strategic relationship regarding any of our products is reached, there is no assurance that development milestones, clinical data, or other such benchmarks will be achieved. Therefore, these products may never proceed toward commercialization or drive cash infusions for us, and we may ultimately not be able to monetize the patents, existing clinical data, and other intellectual property.

B-12

The success of our products is dependent on acceptance by the medical community

The commercial success of our products and processes will depend upon the medical community and patients accepting the therapies as safe and effective. If the medical community and patients do not ultimately accept the therapies as safe and effective, our ability to sell the products will be materially and adversely affected. While acceptance by the medical community may be fostered by broad evaluation via peer-reviewed literature, we may not have the resources to facilitate sufficient publication.

We may be unable to attract and retain key personnel

Our future success depends on the ability to attract, retain and motivate highly skilled management, including sales representatives. We have retained a team of highly qualified officers and consultants, but cannot provide assurance that we will be able to successfully retain all of them, or be successful in recruiting additional personnel as needed. Our inability to do so will materially and adversely affect the business, operating results and financial condition of the Company. Our ability to maintain and provide additional services to our customers depends upon our ability to hire and retain business development and scientific and technical personnel with the skills necessary to keep pace with continuing changes in regenerative biological therapy technologies. Competition for such personnel is intense; we compete with pharmaceutical, biotechnology and healthcare companies, many of which have greater financial resources than our Company. Our inability to hire additional qualified personnel may lead to higher recruiting, relocation and compensation costs for such personnel. These increased costs may reduce our profit margins or make hiring new personnel impractical.

Legislative and administrative action may have an adverse effect on our company

Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. We cannot predict what other legislation relating to our business or to the health care industry may be enacted, including legislation relating to third-party reimbursement, or what effect such legislation may have on our business, prospects, operating results and financial condition. We expect federal and state legislators to continue to review and assess alternative health care delivery and payment systems and possibly adopt legislation affecting further changes in the health care delivery system. Such laws may contain provisions that may change the operating environment for hospitals and managed care organizations. Health care industry participants may react to such legislation by curtailing or deferring expenditures and initiatives, including those relating to our products. Future legislation could result in modifications to the existing public and private health care insurance systems that would have a material adverse effect on the reimbursement policies discussed above. With growing pressures on government budgets due to the current economic downturn, government efforts to contain or reduce health care spending are likely to gain increasing emphasis. Several members of the current presidential administration and Congress are espousing support for cost-containment measures that could have significant implications for healthcare therapies, including our current and future products. If enacted and implemented, such measures could result in decreased revenue from our products and decrease potential returns from our research and development initiatives. Furthermore, there is no assurance that we will be able to successfully neutralize any lobbying efforts against our efforts to secure Medicare coverage or other initiatives we may have with governmental agencies.

The sale of our common stock to Lincoln Park may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Lincoln Park could cause the price of our common stock to decline

In October 2010, we entered into certain agreements with Lincoln Park Capital LLC (“LPC”) whereby we could, but were not required to, sell shares of our common stock to LPC over a two year period up to a maximum aggregate amount of $11.5 million (the “Purchase Agreements”). After it has acquired any shares under the Purchase Agreements, LPC may sell some or all of those shares. The number of shares ultimately offered for sale by LPC is dependent upon the number of shares we elect to sell to LPC under the Purchase Agreements. Depending upon market liquidity at the time, sales of shares of our common stock by LPC may cause the trading price of our common stock to decline. Sales to LPC by us pursuant to the Purchase Agreements may result in substantial dilution to the interests of other holders of our ommon stock. As of the date of this prospectus, there are 3.4 million shares remain unsold under such arrangement. The sale of a substantial number of shares of our Common stock by LPC, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to LPC and the Purchase Agreements may be terminated by us at any time at our discretion without any cost to us.

B-13

Volatility of our stock price could adversely affect current and future stockholders

The market price of our common stock has been volatile, and fluctuates widely in price in response to various factors which are beyond our control. The price of our common stock is not necessarily indicative of our operating performance or long-term business prospects. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Factors that could cause the market price of our common stock to fluctuate substantially include, among others:

▪	our ability or inability to execute our business plan;
▪	the dilutive effect or perceived dilutive effect of additional equity financings;
▪	investor perception of our company and of the industry;
▪	the success of competitive products or technologies;
▪	regulatory developments in the United States or overseas;
▪	developments or disputes concerning patents or other proprietary rights;
▪	the recruitment or departure of key personnel; or
▪	general economic, political and market conditions.

The stock market in general has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility could be worse if the trading volume of our common stock is low.

We may likely issue additional equity or debt securities which may materially and adversely affect the price of our common stock

Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. We have used, and will likely continue to use, our common stock or securities convertible into or exchangeable for common stock to fund working capital needs or to acquire technology, product rights or businesses, or for other purposes. If additional equity and/or equity-linked securities are issued, particularly during times when our common stock is trading at relatively low price levels, the price of our common stock may be materially and adversely affected.

There is a limited public trading market for our common Stock

Although the average daily trading volume in our common stock has fluctuated in the past, it has historically been relatively low. If low trading volume is persistent, it could be difficult to sell a significant number of shares of common stock at any particular time at the market prices prevailing immediately before such shares are offered. Shareholders may be required to hold shares of our common stock for an indefinite period of time. In addition, sales of substantial amounts of common stock could lower the prevailing market price of our common stock. This would limit or perhaps prevent our ability to raise capital through the sale of securities. Additionally, we have significant numbers of outstanding warrants and options that, if exercised and sold, could put additional downward pressure on the common stock price. In addition, in recent years the stock market in general, and the market for life sciences companies in particular, have experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and it may adversely affect the price of our common stock. These broad market fluctuations may reduce the demand for our stock and therefore adversely affect the price of our securities, regardless of operating performance.

We are subject to anti-takeover provisions and laws

Provisions in our restated certificate of incorporation and restated bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult for a third party to acquire control of us without the approval of our Board of Directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect our common stock price.

B-14

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, any prospectus supplement, and the documents we incorporate by reference contains forward-looking statements within the meaning of the federal securities laws. You should not rely on forward-looking statements in this prospectus, any prospectus supplement, or the documents we incorporate by reference. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. This prospectus, any prospectus supplement, and the documents we incorporate by reference may also contain forward-looking statements attributed to third parties relating to their estimates regarding the growth of our markets. All forward-looking statements address matters that involve risks and uncertainties, and there are many important risks, uncertainties and other factors that could cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to differ materially from the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

▪	our ability to secure additional funds;
▪	competitive factors;
▪	our ability to maintain the level of our expenses consistent with our internal budgets and forecasts;
▪	the ability of integrate Aldagen business;
▪	availability and variability of our royalty, license and other revenues;
▪	the demand for securities of biotechnology companies in general and our securities in particular;
▪	compliance with current or prospective governmental regulation;
▪	technological change; and
▪	general economic and market conditions.

You should also consider carefully the statements under “Risk Factors” and other section of this prospectus, any prospectus supplement, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

Except as otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include reducing our outstanding indebtedness, increasing our working capital or financing acquisitions and capital expenditures. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue 160,000,000 shares of non-assessable voting common stock, $.0001 par value per share, of which approximately 90,721,784 shares were issued and outstanding on August 10, 2012, and 15,000,000 shares of preferred stock, of which, none of which shares were issued and outstanding as of the same date.

B-15

The common stock is fully paid and nonassessable. All of our common stock is of the same class, and each share has the same rights and preferences. Holders of our common stock are entitled to one vote per share on each matter submitted to a vote of the shareholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, upon giving a liquidation preference of $1.00 per share for each share of outstanding Series A convertible preferred stock and Series B convertible preferred stock, and a liquidation preference amount of $1,000 per share for each share of outstanding Series D convertible preferred stock. The common stock is subordinate to the Series A convertible preferred, Series B convertible preferred, and Series D convertible preferred and to all other classes and series of equity securities which by their terms rank senior to the common stock, in the event of a liquidation, dissolution, or winding up or with regard to any other rights, privileges or preferences. Holders of common stock do not have any cumulative voting rights, preemptive rights, conversion rights, redemption rights or sinking fund rights. Holders of common stock are entitled to receive dividends as may from time to time be declared by the board of directors at their sole discretion. We have not paid any dividends to holders of our common stock since inception. We do not anticipate paying cash dividends on our common stock in the foreseeable future, but instead will retain any earnings to fund our growth.

Transfer agent for our common stock is Broadridge Corporate Issuer Solutions, Inc., located at 1717 Arch Street, Suite 1300, Philadelphia, PA 19103.

Preferred Stock

Our Board of Directors has the authority, without action by our shareholders, to designate and issue preferred stock in one or more series. Our Board may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until our Board determines the specific rights of the holders of the preferred stock. However, these effects might include: (a) restricting dividends on the common stock; (b) diluting the voting power of the common stock; (c) impairing the liquidation rights of the common stock; and (d) delaying or preventing a change in control of our company without further action by our shareholders.

We are authorized to issue 15,000,000 shares of preferred stock, par value of $.0001 per share. To date, our Board has certified the rights and preferences of four series of preferred stock: Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock (none currently outstanding), Series D Convertible Preferred Stock and Series E Convertible Preferred Stock.

Series A Convertible Preferred Stock

We have authorized a maximum of 5,000,000 shares of Series A convertible preferred stock, par value $.0001. As of July 31, 2012, we have no shares of Series A convertible preferred stock outstanding.

Series B Convertible Preferred Stock

We have authorized a maximum of 5,000,000 shares of Series B convertible preferred stock, par value $.0001. As of July 31, 2012, we have no shares of Series B convertible preferred stock outstanding.

Series C Convertible Preferred Stock

We have authorized a maximum of 1,000,000 shares of Series C convertible preferred stock, par value $.0001. As of July 31, 2012, we have no shares of Series C convertible preferred stock outstanding.

Series D Convertible Preferred Stock

Our Board designated 2,000,000 shares of the “blank check” preferred stock as the 10% Series D Convertible Preferred Stock with a stated value of $1,000 per share. As of July 31, 2012, we have no shares of the Series D Convertible Preferred Stock outstanding.

Series E Convertible Preferred Stock

Our Board designated up to 250,000 shares of our Preferred Stock as the Series E Convertible Preferred Stock, with a par value of $0.0001 per share and a stated value of $100 per share. The Series E Preferred Stock shares are entitled to dividends, when, as and if declared by the Board. Each share of the Series E Preferred entitles the holder thereof to vote on all matters voted on by holders of the Company’s common stock voting together, on an as converted basis, at all meetings of the Company’s shareholders and to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of 100 shares of the Company’s common stock. Upon any dissolution, liquidation and winding up of the Company, the Series E Preferred is entitled to the same liquidation rights as the Company’s common stock. The Series E Preferred shares are automatically convertible into shares of common stock, in a 1-for-100 shares ratio, upon the Company’s filing of its Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware of the Charter Amendment. Following the May 18, 2012 conversion of the Series E Preferred Stock into the shares of the Company’s common stock, there are no shares of the Series E Preferred Stock outstanding.

B-16

Our Board has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our Board may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until our Board determines the specific rights of the holders of the preferred stock. However, these effects might include: (a) restricting dividends on the common stock; (b) diluting the voting power of the common stock; (c) impairing the liquidation rights of the common stock; and (d) delaying or preventing a change in control of our company without further action by our stockholders.

Anti-Takeover Effects of Provisions of Delaware Law

Provisions of Delaware law and our Certificate of Incorporation, as amended, and Bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our Board. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

We are subject to the provisions of Section 203 of the Delaware Law. Subject to a number of exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" includes a merger, asset sale, stock sale, or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deterring, or preventing a change of control without further action by the shareholders.

Limitation of Director Liability

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who might be a party to an action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Article 10 of our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

Further, Article VIII of our Restated Bylaws provides generally that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Cytomedix) by reason of the fact that he is or was a director, officer, employee or agent of Cytomedix, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. To the extent that a director, officer, employee or agent of Cytomedix has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The indemnification and advancement of expenses provided by, or granted pursuant to, our Restated Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

B-17

Furthermore, our Restated Bylaws provide that we have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Cytomedix, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under the provisions of the Restated Bylaws.

Indemnification; Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our Amended and Restated Certificate of Incorporation and Bylaws provide generally that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. This indemnification is reflected in the employment agreements we enter into with our executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth some general terms and provisions of the debt securities we may offer, but is not complete. The particular terms of the debt securities offered, and the extent to which the general provisions may or may not apply to the debt securities so offered, will be described in the prospectus supplement relating to the particular debt securities.

Except as permitted by applicable law, any indentures will be qualified under the Trust Indenture Act of 1939, as amended. Except as permitted by applicable law, any senior debt securities will be issued under a senior indenture to be entered into between us and the trustee named in the senior indenture. Except as permitted by applicable law, any subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the subordinated indenture.

The following summaries of some material provisions of the debt securities, secured or otherwise, and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture (as supplemented) applicable to a particular series of debt securities, including the definitions therein of some terms. As such the following provisions may be amended or modified by the terms of such indenture. If we so indicate in the prospectus supplement, the terms of any debt securities offered under that prospectus supplement may differ from the terms described below. In addition, to the extent an indenture is not required pursuant to applicable law, the following provisions may be mondified in the instruments comprising the debt securities. The form indenture agreements have been filed as exhibits to the registration statement of which this prospectus is a part and are subject to any amendments or supplements that we may enter into with the trustee(s): however, we may issue debt securities not subject to the indenture provided such terms of debt securities are not otherwise required to be set forth in the indenture.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct unsecured obligations. The debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

Unless otherwise specified in a prospectus supplement, the indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time at par or at a discount, and in the case of the new indentures, if any, in one or more series, with the same or various maturities. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

B-18

▪	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

▪	any limit on the aggregate principal amount of the debt securities;

▪	the ability to issue additional debt securities of the same series;

▪	the price or prices at which we will sell the debt securities;

▪	the maturity date or dates of the debt securities;

▪	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

▪	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

▪	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

▪	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

▪	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

▪	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the indenture;

▪	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

▪	our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

▪	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

▪	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default (as described below), if other than the full principal amount;

▪	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

▪	any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities;

▪	any limitation on our ability to incur debt, redeem shares, sell our assets or other restrictions;

B-19

▪	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

▪	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

▪	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

▪	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

▪	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

▪	the depository for global or certificated debt securities;

▪	any special tax implications of the debt securities;

▪	any trustees, authenticating or paying agents, transfer agents or registrars, or other agents with respect to the debt securities; and

▪	any other terms of the debt securities not inconsistent with the provisions of the indentures, as amended or supplemented.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions, if any. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing indebtedness. Unless otherwise noted in the prospectus supplement, the subordinated indenture will not limit the amount of subordinated debt securities which we may issue, nor will it limit us from issuing any other secured or unsecured debt.

Unless otherwise noted in an accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

B-20

Consolidation, Merger or Sale; No Protection in Event of a Change of Control or Highly Leveraged Transaction

The indenture does not contain any covenant that restricts our ability to merge, consolidate, sell, convey, transfer or otherwise dispose of all or substantially all of our assets so long as no default or event of default under the indenture shall have occurred or be continuing immediately before and immediately after giving effect to such a transaction. Any successor to or acquirer of such assets must assume all of our obligations under the indenture or the debt securities, as appropriate.

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions providing for a put or increased interest or otherwise that may afford holders of the debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of debt securities.

Events of Default, Notice and Waiver

Unless we state otherwise in the applicable prospectus supplement, event of default means, with respect to any series of debt securities, any of the following:

▪	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30−day period);

▪	default in the payment of principal of or premium on any debt security of that series when due and payable;

▪	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

▪	certain events of bankruptcy, insolvency or reorganization of our company; and

▪	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

B-21

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

▪	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

▪	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Discharge, Defeasance and Covenant Defeasance

We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen, destroyed or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

We may discharge our obligations under the indenture or release ourselves from covenant restrictions only if, in addition to making the deposit with the trustee, we meet some specific requirements. Among other things:

▪	we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law;

▪	we may not have a default on the debt securities discharged on the date of deposit;

▪	the discharge may not violate any of our agreements; and

▪	the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

B-22

Modification and Waiver

Under the indenture, unless an accompanying prospectus supplement states otherwise, we may modify and amend the indentures with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

▪	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

▪	reduce the principal of or change the fixed maturity of any debt security or, except as provided in any prospectus supplement, alter or waive any of the provisions with respect to the redemption of the debt securities;

▪	reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

▪	waive a default or event of default in the payment of principal of or interest or premium, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities and a waiver of the payment default that resulted from such acceleration);

▪	make any debt security payable in money other than that stated in the debt securities;

▪	make any change in the provisions of the applicable indenture relating to waivers of past defaults or the rights of holders of the debt securities to receive payments of principal of, or interest or premium, if any, on, the debt securities;

▪	waive a redemption payment with respect to any debt security; or

▪	make any change in the preceding amendment and waiver provisions.

The indenture permits the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

B-23

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder's beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC's records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder's name if:

▪	we deliver to the trustee notice from DTC that it is unwilling or unable to continue to act as depository or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 120 days after the date of such notice from DTC;

▪	we in our sole discretion determine that the debt securities (in whole but not in part) should be exchanged for definitive debt securities and deliver a written notice to such effect to the trustee; or

▪	there has occurred and is continuing a default or event of default with respect to the debt securities.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee's corporate office or at the offices of any paying agent or trustee appointed by us under the indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

Governing Law

The indenture and debt securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

Trustee

The trustee or trustees under the indenture will be named in any applicable prospectus supplement.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock, units or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock, units or debt securities, and the warrants may be attached to or separate from these securities.

B-24

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

▪	the offering price and aggregate number of warrants offered;

▪	the currency for which the warrants may be purchased, if not United States dollars;

▪	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

▪	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

▪	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency, if not United States dollars, in which, this principal amount of debt securities may be purchased upon such exercise;

▪	in the case of warrants to purchase common stock, preferred stock or units, the number of shares of common stock, preferred stock or units purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

▪	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

▪	the terms of any rights to redeem or call the warrants;

▪	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

▪	the dates on which the right to exercise the warrants will commence and expire;

▪	the manner in which the warrant agreement and warrants may be modified;

▪	the terms of the securities issuable upon exercise of the warrants; and

▪	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

▪	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

▪	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m. Eastern Time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

B-25

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the company or warrant agent, as applicable, in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the company or warrant agent, as applicable,.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock.

Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1% in the exercise price. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Warrant Agreement

The warrant agreements may permit us and the warrant agent, if any, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

▪	to cure any ambiguity;

▪	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

▪	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of common stock, shares of preferred stock, or any combination of such securities. The applicable prospectus supplement will describe:

B-26

▪	the terms of the units and of the warrants, debt securities, common stock and preferred stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

▪	a description of the terms of any unit agreement governing the units; and

▪	a description of the provisions for the payment, settlement, transfer or exchange or the units.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including, without limitation:

▪	the name or names of any underwriters, if any, and if required, any dealers or agents;

▪	the purchase price of the securities and the proceeds we will receive from the sale;

▪	any underwriting discounts and other items constituting underwriters' compensation;

▪	any discounts or concessions allowed or reallowed or paid to dealers; and

▪	any securities exchange or market on which the securities may be listed.

We may distribute the securities from time to time in one or more transactions at:

▪	a fixed price or prices, which may be changed;

▪	market prices prevailing at the time of sale;

▪	varying prices determined at the time of sale related to such prevailing market prices; or

▪	negotiated prices.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If we use underwriters in the sale, they may acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

B-27

The aggregate value of all compensation to be received by participating FINRA members will not exceed 8% of the offering proceeds.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of preferred stock, series of warrants, units or other securities will be a new issue and will have no established trading market. The applicable prospectus supplement will indicate if we elect to list a series of warrants on an exchange. Any underwriters that we use in the sale of securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter also may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the security originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the security to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell the securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such security is sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

B-28

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business. We will describe in the prospectus supplement the nature of any such relationship and the name of the parties involved.

LEGAL MATTERS

The validity of the securities offered will be passed upon for us by Cozen O’Connor, Washington, DC.

EXPERTS

The financial statements as of December 31, 2010 and for the year then ended incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A (Amendment No.1) for the year ended December 31, 2011 have been so incorporated in reliance on the report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, of PricewaterhouseCoopers, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

In addition, the financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of Stegman & Company, the Company’s current independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent registered public accounting firm, has audited the financial statements of Aldagen, Inc. as of December 31, 2011 and 2010, and for the years then ended, and for the period from March 3, 2000 (inception) through December 31, 2011, included in our Current Report on Form 8-K/A filed with the SEC on August 14, 2012, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission's Public Reference Room 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at www.sec.gov.

This prospectus, and any prospectus supplement, is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus and any prospectus supplement, to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

INCORPORATION OF DOCUMENTS BY REFERENCE

 SEC rules allow us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring to those publicly available documents.  The information that we incorporate by reference in this prospectus is considered to be part of this prospectus.  The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 29, 2012 and as amended and restated in the Company’s Form 10-K (Amendment No. 1) for the same fiscal period filed with the SEC on October 16, 2012,

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012, respectively, filed with the SEC on May 15, 2012 and August 14, 2012, respectively.

B-29

•	Our Current Reports on Form 8-K filed with the SEC (excluding any information which is furnished and not filed with the SEC) on January 3, February 9 and 21, March 29, May 21, June 13, July 2, July 10, August 14, August 31, and October 3, 2012, respectively, with all amendments to all such Current Reports.

•	The description of our common stock set forth in the registration statement on Form 8-A/A filed with the SEC on May 31, 2005 and as subsequently amended.

 We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus.  Request for such copies should be directed to Cytomedix, Inc., 209 Perry Parkway, Suite 7, Gaithersburg, MD 20877, Attention: Andrew Maslan, Chief Financial Officer.

 Also incorporated by reference into this prospectus are all documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of filing of this registration statement, and until all of the securities to which the prospectus relates has been sold or the offering is otherwise terminated. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

 We have filed with the SEC a registration statement on Form S-3, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering.  This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement. Although this prospectus contains all material information regarding us, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement, or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549.  We also file periodic reports and other information with the SEC.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Our SEC filings, including the registration statement, are also available to you on the SEC’s website, www.sec.gov.

B-30

Cytomedix, Inc.

$35,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

PROSPECTUS

November 5, 2012

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.